Exhibit 10.1

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

dated as of October 31, 2006,

among

LIFETIME BRANDS, INC.

as Borrower,

the Lenders party hereto,

CITIBANK, N.A.

and

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Co-Documentation Agents,

JPMORGAN CHASE BANK, N.A.,

as Syndication Agent

and

HSBC BANK USA, NATIONAL ASSOCIATION,

as Administrative Agent

___________________________

HSBC BANK USA, NATIONAL ASSOCIATION

and

JPMORGAN CHASE BANK, N.A.

as Joint Lead Arrangers

i

SCHEDULES:

Schedule 2.01	Commitments
Schedule 2.11	Existing Letters of Credit
Schedule 4.06	Disclosed Matters
Schedule 4.12	Subsidiaries
Schedule 4.13	Insurance
Schedule 7.01	Existing Indebtedness
Schedule 7.02	Existing Liens
Schedule 7.04	Existing Investments
Schedule 7.10	Existing Restrictions

EXHIBITS:

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Opinion of Rivkin Radler LLP
Exhibit C-1	Form of Revolving Note
Exhibit C-2	Form of Swing Line Note
Exhibit D	Form of Guarantee Agreement
Exhibit E	Form of Security Agreement

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of October 31, 2006 (this “Agreement”), among LIFETIME BRANDS, INC., a Delaware corporation (the “Borrower”), the Lenders party hereto (the “Lenders”), JPMORGAN CHASE BANK, N.A., as Syndication Agent, CITIBANK, N.A., as Co-Documentation Agent, WACHOVIA BANK, NATIONAL ASSOCIATION, as Co-Documentation Agent, and HSBC BANK USA, NATIONAL ASSOCIATION, as Administrative Agent (in such capacity, the “Administrative Agent”).

The Borrower, certain lenders and The Bank of New York, as Administrative Agent are parties to the Amended and Restated Credit Agreement dated as of July 28, 2004 (as amended through the date hereof, the “Original Credit Agreement”) among the Borrower, such lenders and The Bank of New York, as Administrative Agent.

HSBC Bank USA, National Association has purchased and assumed from such lenders, and such lenders have sold and assigned to HSBC Bank USA, National Association, such lenders’ outstanding loans and commitments under the Original Credit Agreement. In connection with such sale and assignment, The Bank of New York has resigned as Administrative Agent and HSBC Bank USA, National Association, as sole lender, has appointed itself as successor Administrative Agent, which appointment has been approved by the Borrower. Simultaneously with the execution and delivery of this Agreement, HSBC Bank USA, National Association has sold and assigned to the Lenders party hereto the Revolving Commitments as set forth on Schedule 2.01 hereto (and a pro rata share of the outstanding Revolving Loans and Letters of Credit as of the date hereof).

The Borrower, the Administrative Agent and the lenders party hereto desire to amend and restate the Original Credit Agreement on the terms and conditions set forth herein.

Accordingly, for good and valuable consideration, the parties hereto agree that the Original Credit Agreement shall be amended and restated in its entirety as follows:

ARTICLE 1.	DEFINITIONS

Section 1.01	Defined Terms

As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded, if necessary, to the nearest one hundred-thousandth of a percentage point) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means HSBC Bank USA, National Association, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning ascribed thereto in the preamble to this Agreement, as amended, supplemented or otherwise modified from time to time.

“Aggregate Revolving Commitment” means, at any time, the sum at such time of the aggregate Revolving Commitments of all Lenders, which, as of the Effective Date equals $150,000,000.

“Aggregate Revolving Exposure” means, at any time, the sum at such time of (a) the outstanding principal balance of the Revolving Loans of all Lenders, plus (b) the outstanding principal balance of the Swing Line Loans, plus (c) an amount equal to the Letter of Credit Exposure of all Lenders.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the secondary market rate for three-month certificates of deposit (adjusted for statutory reserve requirements) plus 1% per annum and (c) the Federal Funds Rate in effect on such day plus 1/2 of 1% per annum. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.

“Applicable Margin” means, at all times during the applicable periods set forth below: (a) with respect to ABR Borrowings, the percentage set forth below under the heading “ABR Margin” and adjacent to such period, (b) with respect to Eurodollar Borrowings, the percentage set forth below under the heading “Eurodollar Margin” and adjacent to such period and (c) with respect to the Commitment Fees, the percentage set forth below under the heading “Commitment Fee Margin” and adjacent to such period:

Period		Applicable Margin
When the Leverage Ratio is greater than	And less than or equal to	ABR Margin	Eurodollar Margin	Commitment Fee Margin
3.00:1.00		0.000%	1.250%	0.250%
2.50:1.00	3.00:1.00	0.000%	1.000%	0.200%
2.00:1.00	2.50:1.00	0.000%	0.750%	0.150%
1.00:1.00	2.00:1.00	0.000%	0.625%	0.125%
	1.00:1.00	0.000%	0.500%	0.100%

Changes in the Applicable Margin resulting from a change in the Leverage Ratio shall be based upon the certificate most recently delivered under Section 6.01(c) and shall become effective five (5) Business Days after the date such certificate is delivered to the Administrative Agent. Notwithstanding anything to the contrary in this definition, (i) if the Borrower shall fail to deliver to the

Administrative Agent such a certificate on or prior to any date required hereby, the Leverage Ratio shall be deemed to be greater than 3.00:1.00from and including such date to the date that is five (5) Business Days after the date of delivery to the Administrative Agent of such certificate and (ii) during the period commencing on the Effective Date and ending on the date that the certificate to be delivered under Section 6.01(c) for the fiscal quarter ending December 31, 2006 is delivered to the Administrative Agent, the Applicable Margin shall be 0.000% for ABR Borrowings, 0.500% for Eurodollar Borrowings and 0.100% with respect to the Commitment Fee.

“Approved Fund” means, with respect to any Lender that is a fund that invests in commercial loans, (a) any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and (b) any bank or Affiliate thereof that manages or controls such Lender.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Available Revolving Commitment Amount” means , at any time, an amount equal to the Aggregate Revolving Commitment at such time minus the Aggregate Revolving Exposure at such time.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning ascribed thereto in the preamble to this Agreement.

“Borrowing” means Revolving Loans or Swing Line Loans, as applicable, of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect; provided, however, that Swing Line Loans may not be made or converted into Eurodollar Loans.

“Borrowing Date” means the date of (a) the making, conversion or continuation of any Loan or (b) the issuance of any Letter of Credit.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” of any Person means expenditures (whether paid in cash or other consideration or accrued as a liability) for fixed or capital assets(excluding any capitalized interest andany such asset acquired in connection with normal replacement and maintenance programs properly charged to current operations and excluding any replacement assets acquired with the proceeds of insurance) made by such Person.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means, as to any Person, all shares, interest, partnership interests, limited liability company membership interests, participations, rights in or other equivalents (however designated) of such Person’s equity (however designated) and any rights, warrants or options exchangeable for or convertible into such shares, interests, participations, rights or other equity.

“Cash Collateral” has the meaning set forth in Section 2.12.

“Cash Collateral Account” has the meaning set forth in Section 2.12.

“Change in Control” means on or after the Effective Date, any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended), directly or indirectly, of 25% or more of the total voting power of the then outstanding Capital Stock of the Borrower entitled to vote generally in the election of the directors of the Borrower, other than any Person who is a stockholder of the Borrower on the Effective Date.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Credit Party (or, for purposes of Section 3.05(b), by any lending office of such Credit Party or by such Credit Party’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all “Collateral”, as defined in any applicable Security Document.

“Commitment Fee” has the meaning set forth in Section 3.03(a).

“Commitment Percentage” means, with respect to any Lender, a fraction (expressed as a percentage), the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the aggregate Revolving Commitments of all Lenders.

“Consolidated”: means the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” means, for any period, net income of the Borrower and its Subsidiaries for such period, determined on a Consolidated basis plus the sum of, without duplication, (a) Consolidated Interest Expense for such period, (b) provision for income taxes accrued for such period and (c) depreciation, amortization and other non-cash charges of the Borrower and its Subsidiaries, each to the extent deducted in determining such net income for such period, minus the sum of extraordinary gains from sales, exchanges and other dispositions of property not in the ordinary course of business, in each case solely to the extent such items would be classified as an operating expense in accordance with GAAP.

“Consolidated Interest Expense”means, for any period, interest and fees accrued or paid by the Borrower and its Subsidiaries during such period in respect of the Indebtedness of the Borrower and its Subsidiaries, determined on a Consolidated basis, including (a) the amortization of debt discounts to the extent included in interest expense in accordance with GAAP, (b) the amortization of all fees (including fees with respect to interest rate cap agreements or other agreements or arrangements entered into by the Borrower or any Subsidiary designed to protect the Borrower or such Subsidiary, as applicable, against fluctuations in interest rates) payable in connection with the incurrence of Indebtedness to the extent included in interest expense in accordance with GAAP, (c) the portion of any rents payable under capital leases allocable to interest expense in accordance with GAAP, and (d) capitalized interest.

“Consolidated Net Income” means, for any period, net income (or loss) of the Borrower and its Subsidiaries on a Consolidated basis for such period taken as a single accounting period determined in accordance with GAAP.

“Consolidated Senior Secured Debt” means, as of any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries that would be reflected as liabilities on a Consolidated balance sheet of the Borrower as of such date prepared in accordance with GAAP which is secured by a Lien on any of the property or assets of the Borrower or any Subsidiary, other than Indebtedness which is expressly subordinated in right of payment to the Obligations.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Parties” means the Administrative Agent, the Issuer and the Lenders.

“Credit Request” means a request for Revolving Loans, Swing Line Loans or Letters of Credit.

“Default” means any event or condition which constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 4.06.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any wholly-owned Subsidiary of the Borrower organized under the laws of the United States of America or any State thereof.

“Effective Date” means the date on which the conditions specified in Section 5.01 are satisfied (or waived in accordance with Section 10.02).

“Environmental Laws” means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower or any Subsidiary, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 8.01.

“Excluded Taxes” means, with respect to any Credit Party or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Credit Party, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which such Loan Party is located, (c) any Taxes that would not have been imposed but for such Credit Party’s or recipient’s present or former connection (other than a connection solely resulting from the transaction contemplated by the Loan Documents) with the jurisdiction (or any political subdivision thereof or therein) imposing such taxes, provided that it is determinable that such Taxes were imposed solely as a result of such Credit Party’s or recipient’s present or former connection (other than a connection solely resulting from the transaction contemplated by the Loan Documents) with the jurisdiction (or any political subdivision thereof or therein) imposing such taxes, and (d) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 3.07(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from such Loan Party with respect to such withholding tax pursuant to Section 3.07(a).

“Existing Letters of Credit” means the Letters of Credit outstanding on the Effective Date and identified on Schedule 2.11.

“Extensions of Credit”means, collectively, the Loans, the Letters of Credit and any participations in the Letters of Credit pursuant to Section 2.11(f).

“Federal Funds Rate” means, for any day, the rate per annum (rounded, if necessary, to the next greater 1/100 of 1%) equal to the rate per annum at which the Administrative Agent is offered overnight Federal funds by a Federal funds broker selected by the Administrative Agent at or about 2:00 p.m. on such day, provided that if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate at which the Administrative Agent is offered overnight Federal funds by such Federal funds broker at or about 2:00 p.m. on the next preceding Business Day.

“Financial Officer” means, with respect to any Person, the president, chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Foreign Lender” has the meaning assigned to such term in Section 3.07(e).

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term

“Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guaranteed” has a meaning correlative thereto.

“Guarantee Agreement” means the Amended and Restated Guarantee Agreement, substantially in the form of Exhibit D, among the Borrower, the Guarantors and the Administrative Agent, for the benefit of the Credit Parties, as amended, restated, supplemented or otherwise modified from time to time.

“Guarantor” means each of the Domestic Subsidiaries set forth on Schedule 4.12 and any other Domestic Subsidiary of the Borrower organized under the laws of the United States of America or any state thereof that executes and delivers the Guarantee Agreement, in each case in accordance with Section 5.01(c), 6.11 or 6.14.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature (or extract, component or derivative thereof) regulated pursuant to any Environmental Law, including, but not limited to, (a) those substances, materials and wastes listed in the United States Department of Transportation Hazardous Materials Table (49 CFR 172.101) or by the Environmental Protection Agency as hazardous substances (40 CFR Part 302) and amendments thereto and replacements thereof and (b) any substance, pollutant or material defined as, or designated in, any Environmental Law as a “hazardous substance”, “toxic substance”, “hazardous material”, “hazardous waste”, “restricted hazardous waste”, “pollutant”, “toxic pollutant” or words of similar import.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or in connection with deposits or advances of any kind paid to, received by or otherwise for the account of, such Person, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (other than as a penalty for non-payment), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.03(b).

“Intellectual Property” has the meaning assigned to such term in the Security Agreement.

“Interest Coverage Ratio” means, as of the end of any fiscal quarter, the ratio of (a) Consolidated EBITDA of the Borrower and the Subsidiaries for the period of four consecutive fiscal quarters ending thereon to (b) Consolidated Interest Expense of the Borrower and the Subsidiaries for such period.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 3.02.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December of each year and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect, provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Issuer” means HSBC Bank USA, National Association.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“Letter of Credit” has the meaning set forth in Section 2.11(a).

“Letter of Credit Commitment” means the commitment of the Issuer to issue Letters of Credit having an aggregate outstanding face amount up to $50,000,000.

“Letter of Credit Documentation” has the meaning set forth in Section 2.11(a).

“Letter of Credit Exposure” means in respect of any Lender at any time, an amount equal to (a) the sum (without duplication) at such time of (i) the aggregate amount available for drawing under all outstanding Letters of Credit, (ii) the aggregate amount of unpaid drafts drawn on all Letters of Credit, and (iii) the aggregate unpaid Reimbursement Obligations, multiplied by (b) such Lender’s Revolving Percentage at such time.

“Letter of Credit Fees” has the meaning set forth in Section 3.03(b).

“Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Senior Secured Debt as of such date to (b) Consolidated EBITDA of the Borrower for the four consecutive fiscal quarter period ending on the last day of the most recent fiscal quarter for which the financial statements required by Sections 6.01(a) or 6.01(b), as the case may be, have been delivered.

“LIBO Rate” means, with respect to the Interest Period applicable to any Eurodollar Borrowing, a rate of interest per annum, as determined by the Administrative Agent, equal to the rate for deposits in dollars for a period comparable to such Interest Period which appears on Telerate Page 3750 as of 11:00 a.m., London time, on the day that is two Business Days prior to the first day of such Interest Period. If such rate does not appear on Telerate Page 3750, the LIBO Rate shall be the rate per annum (rounded, if necessary, to the nearest one hundred-thousandth of a percentage point) at which deposits in dollars are offered by four major banks in the London interbank market at approximately 11:00 a.m., London time, on the day that is two Business Days prior to the first day of such Interest Period to prime banks in the London interbank market for a period of one month commencing on the first day of such Interest Period in an amount comparable to the principal amount of such Eurodollar Borrowing. The Administrative Agent will request the principal London office of each such bank to provide a quotation of its rate. If at least two such quotations are provided as requested, the rate for such Interest Period shall be the arithmetic mean of the quotations. If fewer then two quotations are provided as requested, the rate for such Interest Period shall be the arithmetic mean of the rates quoted by major banks in New York City, selected by the Administrative Agent, at approximately 11:00 a.m., New York City time, on the date that is two Business Days prior to the first day of such Interest Period for loans in dollars to leading European banks for a period of one month commencing on the first day of such Interest Period in an amount comparable to such Eurodollar Borrowing.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, the Notes, the Guarantee Agreement, the Security Documents and all other agreements, instruments and documents executed or delivered in connection herewith.

“Loan Parties” means the Borrower and the Guarantors.

“Loans” means the Revolving Loans or the Swing Line Loans, as the case may be.

“Managing Person” means, with respect to any Person that is (a) a corporation, its board of directors, (b) a limited liability company, its board of control, managing member or members, (c) a limited partnership, its general partner, (d) a general partnership or limited liability partnership, its managing partner or executive committee or (e) any other Person, the managing body thereof or other Person analogous to the foregoing.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and the Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under any Loan Document or (c) the rights of or benefits available to any Credit Party under any Loan Document.

“Material Indebtedness” means Indebtedness (other than Indebtedness under the Loan Documents) or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and the Subsidiaries, whether arising pursuant to one or more instruments or agreements, in an aggregate principal amount exceeding $1,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary, as applicable, would be required to pay if such Hedging Agreement were terminated at such time.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any Prepayment/Reduction Event, (a) the cash proceeds received in respect of such Prepayment/Reduction Event, including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, minus (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid by the Borrower or any of the Subsidiaries to third parties in connection with such Prepayment/Reduction Event, (ii) in the case of a sale, transfer, lease or other disposition of an asset (including pursuant to a sale and leaseback transaction), the amount of all payments required to be made by such Borrower and the Subsidiaries as a result thereof to repay Indebtedness (other than the Loans) secured by such asset or otherwise subject to mandatory payment as a result thereof and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by such Borrower and the Subsidiaries, and the amount of any reserves established by such Borrower and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by the chief financial officer of such Borrower).

“Note” means a Revolving Note or the Swing Line Note, as the case may be.

“Obligations” means (a) the due and punctual payment of (i) principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans or the Letter of Credit Exposure, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations, including fees, commissions, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower or any other Loan Party to the Administrative Agent, the Lenders, the Issuer or the Swing Line Lender, or that are otherwise payable to the Administrative Agent, the Lenders, the Issuer or the Swing Line Lender, under this Agreement and the other Loan Documents, (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower or any other Loan Party under or pursuant to this Agreement and the other Loan Documents and (c) unless otherwise agreed upon in writing by the Lenders, all obligations of the Borrower, monetary or otherwise, under each Hedging Agreement entered into with any Lender (or an Affiliate thereof) as a counterparty.

“Organizational Documents” means as to any Person which is (a) a corporation, the certificate or articles of incorporation and by-laws of such Person, (b) a limited liability company, the certificate of formation or articles of organization and the limited liability company agreement or similar agreement of such Person, (c) a partnership, the partnership agreement or similar agreement of such Person, or (d) any other form of entity or organization, the organizational documents analogous to the foregoing.

“Other Taxes” means any and all current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents, other than Excluded Taxes.

“Participant” has the meaning assigned to such term in Section 10.04(e).

“Patriot Act” has the meaning assigned to such term in Section 10.13.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate in the form of Annex 1 to the Security Agreement or any other form approved by the Administrative Agent.

“Permitted Acquisition” means the purchase, holding or acquisition of (including pursuant to any merger) any Capital Stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of any other Person, or the purchase or acquisition of (in one transaction or a series of transactions (including pursuant to any merger)) any assets of any other Person constituting a business unit (each an “acquisition”), provided that, (a) at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (b) the aggregate amount of consideration paid, and Indebtedness assumed, by the Borrower and the Subsidiaries shall not exceed $50,000,000 with respect to any single acquisition, (c) such Person or business unit, as the case may be, is in substantially the same business as the Borrower, (d) the Managing Person of such Person shall have approved or recommend such acquisition and (e) the Borrower shall have complied with the provisions of Section 6.11 with respect to such Person or assets.

“Permitted Encumbrances” means:

(a)        Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 6.04;

(b)        landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 6.04;

(c)        pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)        deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)        attachment or judgment liens in respect of judgments, writs or warrants of attachment or similar process that do not constitute an Event of Default under clause (k) of Section 8.01;

(f)        easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary; and

(g)        Liens on patents, patent applications, trademarks, trademark applications, trade names, copyrights, technology and know-how to the extent such Liens arise from the granting (i) of exclusive licenses with respect to the foregoing if it relates to either (x) intellectual property which is immaterial and not necessary for the on-going conduct of the Borrower’s or any Subsidiary’s business or (y) uses that would not materially restrict the conduct of the Borrower’s or any Subsidiary’s on-going businesses and (ii) of non-exclusive licenses to use any of the foregoing to any Person, in either case in the ordinary course of business of the Borrower or any of its Subsidiaries.

“Permitted Investments” means:

(a)        direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent that such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)        investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Standard & Poor’s Ratings Group, Inc., or any successor thereto, or from Moody’s Investors Service, Inc. or any successor thereto;

(c)        investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000; and

(d)        fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) of this definition and entered into with a financial institution satisfying the criteria described in clause (c) of this definition.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Debt” has the meaning assigned thereto in the Security Agreement.

“Pledged Equity” has the meaning assigned thereto in the Security Agreement.

“Prepayment/Reduction Event” means:

(a)        any non-ordinary course sale, transfer, lease or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of the Borrower or any of the Subsidiaries, other than (i) dispositions described in clause (a), (b), (c) or (d) of Section 7.05 and (ii) other dispositions resulting in aggregate Net Proceeds not exceeding $5,000,000 during the period from the Effective Date to the Revolving Maturity Date;

(b)        any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any of the Subsidiaries, other than casualties, insured damage or takings resulting in aggregate Net Proceeds not exceeding $3,000,000 during any fiscal year; and

(c)        the incurrence by the Borrower or any of the Subsidiaries of any Indebtedness prohibited by any Loan Document.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by HSBC Bank USA, National Association at its principal office in New York City as its prime commercial lending rate; each change in the Prime Rate being effective from and including the date such change is publicly announced as being effective. The Prime Rate is not intended to be lowest rate of interest charged by HSBC Bank USA, National Association in connection with extensions of credit to borrowers.

“Redeemable Securities” means, with respect to any Person, any Capital Stock which is subject to mandatory redemption or redemption at the option of the holder thereof or which otherwise obligates such Person (whether on a contingent or absolute basis) to apply any of its funds, property or assets to the purchase, redemption, sinking fund or other retirement of any such Capital Stock; provided, however, preferred equity securities subject to redemption solely at the option of such Person (and not the holder thereof) shall not constitute Redeemable Securities.

“Refunded Swing Line Loans” has the meaning assigned to such term in Section 2.05(e).

“Register” has the meaning assigned to such term in Section 10.04(c).

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligation” means, collectively, the obligation of the Borrower to the Issuer with respect to each Letter of Credit and all documents, instruments and other agreements related thereto, including the obligation of the Borrower to reimburse the Issuer for amounts drawn under such Letter of Credit.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, (i) Lenders having Revolving Exposures and unused Revolving Commitments representing not less than 51% of the sum of the total Revolving Exposures and unused Revolving Commitments at such time and (ii) in any event not less than two Lenders.

“Restricted Payment” means, as to any Person, any dividend or other distribution by such Person (whether in cash, securities or other property) with respect to any shares of any class of equity securities of such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares or any option, warrant or other right to acquire any such shares.

“Revolving Commitment” means, with respect to each Lender having a Revolving Commitment, the commitment of such Lender to make Revolving Loans hereunder, as such commitment may be reduced or increased from time to time pursuant to Section 2.06 or Section 2.10 or pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each applicable Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The Aggregate Revolving Commitment on the Effective Date is $150,000,000.

“Revolving Exposure” means, with respect to any Lender at any time, the sum as of such time of (i) the outstanding principal balance of such Lender’s Revolving Loans, plus (ii) such Lender’s Swing Line Exposure, plus (iii) such Lender’s Letter of Credit Exposure.

“Revolving Loan” means a Loan referred to in Section 2.01 and made pursuant to Section 2.03.

“Revolving Maturity Date” means the earlier to occur of (a) October 31, 2011 and (b) in the event that there is any outstanding amount owed by the Borrower on any of the Borrower’s 4.75% convertible senior notes due July 15, 2011 on the date that is 90 days prior to the maturity date of such 4.75% convertible senior notes, the date that is 90 days prior to the maturity date of such 4.75% convertible senior notes, or such earlier date upon which the Revolving Commitments shall terminate or the Revolving Commitments shall otherwise equal zero.

“Revolving Note” means, with respect to each Lender, a promissory note evidencing such Lender’s Revolving Loans payable to the order of such Lender (or, if required by such Lender, to such Lender and its registered assigns) substantially in the form of Exhibit C-1.

“Revolving Percentage” means, as of any date and with respect to each Lender, the percentage equal to a fraction (a) the numerator of which is the Revolving Commitment of such Lender on such date (or, if there are no Revolving Commitments on such date, on the last date upon which one or more Revolving Commitments were in effect), and (b) the denominator of which is sum of the Revolving Commitments of all Lenders on such date (or, if there are no Revolving Commitments on such date, on the last date upon which one or more Revolving Commitments were in effect).

“Secured Parties” means the “Secured Parties” as defined in the Security Agreement.

“Security Agreement” means the Security Agreement, substantially in the form of Exhibit E, by the Borrower and the Guarantors in favor of the Administrative Agent, for the benefit of the Secured Parties, as amended, restated, supplemented or otherwise modified from time to time.

“Security Documents” means the Security Agreement and each other security agreement, instrument or other document executed or delivered pursuant to Section 6.11 or 6.14to secure any of the Obligations.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent. Unless the context otherwise requires, “Subsidiary” means any Subsidiary of the Borrower.

“Swing Line Commitment” means the Swing Line Lender’s undertaking pursuant hereto to make Swing Line Loans in an aggregate amount up to $15,000,000.

“Swing Line Exposure” means in respect of any Lender at any time, an amount equal to the aggregate outstanding principal amount of the Swing Line Loans at such time multiplied by such Lender’s Revolving Percentage at such time.

“Swing Line Lender” means HSBC Bank USA, National Association.

“Swing Line Loan”and “Swing Line Loans” have the meanings set forth in Section 2.05(a).

“Swing Line Note” means a promissory note evidencing the Swing Line Loans payable to the order of the Swing Line Lender substantially in the form of Exhibit C-2.

“Swing Line Participation Amount”has the meaning set forth in Section 2.05(f).

“Taxes” means any and all current or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Telerate Page 3750” means the display page so designated on the Dow Jones Telerate Service (or such other page as may replace that page or that service), or such other service as may be nominated as the information vendor for purposes of displaying rates or prices comparable to the LIBO Rate.

“Transactions” means (a) the execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, (b) the incurrence of Extensions of Credit and (c) the use of the proceeds of the Loans.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02	Classification of Loans and Borrowings

For purposes of this Agreement, Loans may be classified and referred to by class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by class and Type (e.g., a “Eurodollar Revolving Borrowing”).

Section 1.03	Terms Generally

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Any reference to an “applicable Lender” shall mean (a) in the case of Revolving Borrowings, Lenders having a Revolving Commitment and (b) in the case of Swing Line Borrowings, the Swing Line Lender.

Section 1.04	Accounting Terms; GAAP

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Unless the context otherwise requires, any reference to a fiscal period shall refer to the relevant fiscal period of the Borrower.

ARTICLE 2.	THE CREDITS

Section 2.01	Commitments

Subject to the terms and conditions set forth herein, each Lender having a Revolving Commitment agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount up to an amount that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

Section 2.02	Loans and Borrowings

(a)        Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the applicable Lenders ratably in accordance with their respective Revolving Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Revolving Commitments of the applicable Lenders are several, and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)        Subject to Section 3.04, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans, as applicable, in each case as the Borrower may request in accordance herewith. Each applicable Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)        At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is equal to $1,500,000 or an integral multiple of $300,000 in excess thereof. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is equal to $100,000 or an integral multiple thereof, provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments. Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of 20 Eurodollar Borrowings outstanding.

(d)        Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date, in the case of Revolving Loans.

Section 2.03	Requests for Borrowings

To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Credit Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Credit Request in a form approved by the Administrative Agent signed by the Borrower. Each such telephonic and written Credit Request shall specify the following information in compliance with Section 2.02:

(i)	the aggregate amount of the requested Borrowing;

(ii)	the date of such Borrowing, which shall be a Business Day;

(iii)       whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)       in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)        the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Credit Request in accordance with this Section, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04	Funding of Borrowings

(a)        Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will, upon satisfaction of the conditions precedent hereunder to the funding thereof, make such Loans available to the Borrower by promptly crediting or otherwise transferring the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent and designated by the Borrower in the applicable Credit Request.

(b)        Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.04(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate that would be otherwise applicable to such Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.05	Swing Line Loans

(a)        Subject to the terms and conditions hereof, the Swing Line Lender agrees to make swing line loans (each a“Swing Line Loan” and, collectively, the“Swing Line Loans”) to the Borrower from time to time on any Business Day during the period from the Effective Date to the sixth Business Day preceding the Revolving Maturity Date, provided that (i) immediately after making each Swing Line Loan, (A) the aggregate outstanding principal balance of the Swing Line Loans will not exceed the Swing Line Commitment and (B) the Aggregate Revolving Exposure will not exceed the Aggregate Revolving Commitment, (ii) prior thereto or simultaneously therewith the Borrower shall have borrowed Revolving Loans, (iii) no Lender shall be in default of its obligations under this Agreement and (iv) no Credit Party shall have notified the Swing Line Lender and the Borrower in writing at least one Business Day prior to the Borrowing Date with respect to such Swing Line Loan, that the conditions set forth in Section 5.02 have not been satisfied and such conditions remain unsatisfied as of the requested time of the making such Swing Line Loan.

(b)        To request a Swing Line Loan, the Borrower shall notify the Administrative Agent and the Swing Line Lender by the delivery of a Credit Request, which shall be sent by facsimile and shall be irrevocable (confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Credit Request in a form approved by the Administrative Agent signed by the Borrower), no later than 11:00 a.m., on the requested Borrowing Date, specifying (i) the aggregate principal amount to be borrowed and (ii) the requested Borrowing Date. The Swing Line Lender will, subject to its determination that the terms and conditions of this Agreement have been satisfied, make the requested amount available promptly on that same day, to the Administrative Agent (for the account of the Borrower) who, thereupon, will promptly make such amount available to the Borrower by crediting the account of the Borrower pursuant to Section 2.04. Each Borrowing of a Swing Line Loan shall be in an aggregate principal amount equal to $100,000 or, if less, the unused portion of the Swing Line Commitment.

(c)        The Swing Line Lender shall not be obligated to make any Swing Line Loan at a time when any Lender shall be in default of its obligations under this Agreement unless arrangements to eliminate the Swing Line Lender’s risk with respect to such defaulting Lender’s participation in such Swing Line Loan shall have been made for the benefit of the Swing Line Lender and such arrangements are satisfactory to the Swing Line Lender. The Swing Line Lender will not make a Swing Line Loan if the Administrative Agent, or any Lender by notice to the Swing Line Lender and the Borrower no later than one Business Day prior to the Borrowing Date with respect to such Swing Line Loan, shall have determined that the conditions set forth in Section 5.02 have not been satisfied and such conditions remain unsatisfied as of the requested time of the making of such Swing Line Loan.

(d)        Principal and accrued interest on each Swing Line Loan shall be due and payable on (i) demand made by the Swing Line Lender any time upon three Business Day’s prior notice to the Borrower (with a copy to the Administrative Agent) at or before 12:00 noon, New York City time, and (ii) in any event on the earliest to occur of (A) the first Borrowing Date with respect to Revolving Loans to occur after the date of such Swing Line Loan, (B) the fifth Business Day prior to the Revolving Credit Commitment Termination Date, (C) the date on which the Swing Line Commitment shall have been terminated by the Borrower or the Swing Line Lender in accordance with Section 2.06, and (D) the date on which the Swing Line Loans shall become due and payable pursuant to the provisions hereof, whether by acceleration or otherwise.

(e)        The Swing Line Lender, at any time and from time to time in its sole and absolute discretion may, on behalf or the Borrower (and the Borrower hereby irrevocably directs the Swing Line Lender to act on its behalf), on one Business Day’s notice given by the Swing Line Lender no later than 12:00 noon, New York City time, request each Lender to make, and each Lender hereby agrees to make, a Revolving Loan in an amount equal to such Lender’s Revolving Percentage of the aggregate amount of the Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date of such notice, to repay the Swing Line Lender. Each Lender shall make the amount of such Revolving Loan available to the Administrative Agent in immediately available funds, not later than 10:00 a.m., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swing Line Lender for application by the Swing Line Lender to the repayment of the Refunded Swing Line Loans. Such Revolving Loans shall be made notwithstanding the Borrower’s failure to comply with Section 5.02.

(f)        If, prior to the time a Revolving Loan otherwise would have been made pursuant to Section 2.05(e), an Event of Default shall have occurred and be continuing with respect to the Borrower, or if for any other reason, as determined by the Swing Line Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.05(e), each Lender, on the date such Revolving Loans were to have been made pursuant to the notice referred to in Section 2.05(e), shall purchase unconditionally, irrevocably, and severally from the Swing Line Lender a participation in the outstanding Swing Line Loans (including accrued interest thereon) in an amount equal to the product of its Commitment Percentage and the outstanding amount of the Swing Line Loans (the“Swing Line Participation Amount”). Each Lender shall also be liable for an amount equal to the product of its Commitment Percentage and any amounts paid by the Borrower pursuant to this Section 2.05(f) that are subsequently rescinded or avoided, or must otherwise be restored or returned. Such liabilities shall be unconditional and without regard to the occurrence of any Default or the compliance by the Borrower with any of its obligations under the Loan Documents. In furtherance of this subsection, upon each receipt by a Lender of notice of an Event of Default from the Administrative Agent, such Lender shall promptly make available to the Administrative Agent for the account of the Swing Line Lender its Swing Line Participation Amount, in lawful money of the United States and in immediately available funds. The Administrative Agent shall deliver the payments made by each Lenderpursuant to the immediately preceding sentence to the Swing Line Lender promptly upon receipt thereof in like funds as received. If a Lender does not make its Swing Line Participation Amount so available, such Lender shall be required to pay interest to the Administrative Agent for the account of the Swing Line Lender from the date such amount was due until paid in full, on the unpaid portion thereof, at the rate set forth in Section 2.04(b), payable upon demand by the Swing Line Lender. The Administrative Agent shall distribute such interest payments to the Swing Line Lender upon receipt thereof in like funds as received. Whenever the Administrative Agent is reimbursed by the Borrower, for the account of the Swing Line Lender, for any payment in connection with Swing Line Loans and such payment relates to an amount previously paid by a Lender pursuant to this Section, the Administrative Agent will promptly pay over such payment to such Lender.

Section 2.06	Termination and Reduction of Commitments

(a)        Unless previously terminated, (i) the Revolving Commitments shall terminate on the Revolving Maturity Date and (ii) the Swing Line Commitment shall terminate on the sixth Business Day prior to the Revolving Maturity Date.

(b)        The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments, provided that (i) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.08, the sum of the Revolving Exposures would exceed the total Revolving Commitments and (ii) each such reduction shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000.

(c)        The Borrower may at any time terminate, or from time to time reduce, the Swing Line Commitment, provided that the Borrower shall not terminate or reduce the Swing Line Commitment if, after giving effect to any concurrent prepayment of the Swing Line Loans in accordance with Section 2.05(d), the aggregate outstanding principal amount of all Swing Line Loans would exceed the Swing Line Commitment.

(d)        Each reduction of the Revolving Commitments hereunder shall be made ratably among the applicable Lenders in accordance with their respective Revolving Commitments. The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under Section 2.06(b) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06 shall be irrevocable, provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments hereunder shall be permanent.

Section 2.07	Repayment of Loans; Evidence of Debt

(a)        The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each applicable Lender the then unpaid principal amount of each Revolving Loan and each Swing Line Loan on the Revolving Maturity Date.

(b)        Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the debt of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)        The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)        The entries made in the accounts maintained pursuant to paragraphs (c) or (d) of this Section 2.07 shall, to the extent not inconsistent with any entries made in any Note, be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)        The Revolving Loans of each Lender and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more Revolving Notes payable to the order of such Lender (or, if such Revolving Note is a registered note, to such Lender and its registered assigns). The Swing Line Loans and interest thereon shall at all times be represented by a Swing Line Note payable to the order of the Swing Line Lender.

Section 2.08	Prepayment of Loans

(a)        The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Agreement, including, without limitation, Section 3.06.

(b)        In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any Subsidiary in respect of any Prepayment/Reduction Event, then, immediately after such Net Proceeds are received, the Borrower shall prepay Revolving Borrowings in an amount equal to such Net Proceeds; provided, however, (i) with respect to Net Proceeds received in respect of a Prepayment/Reduction Event described in clause (b) of the definition thereof, so long as no Default has occurred and is continuing, the Borrower shall not be required to use such Net Proceeds to prepay the Loans if (A) on or prior to receipt of such proceeds the Borrower shall have notified the Administrative Agent in writing that it intends to use such proceeds to replace or restore any property within 180 days of such Prepayment/Reduction Event and (B) the Borrower shall have replaced or restored such property within such 180-day period (or, in the event that such property is incapable of being replaced or restored during such 180-day period, the Borrower shall have commenced the replacement or restoration of such property during such 180-day period) and (ii) any Net Proceeds in respect of a Prepayment/Reduction Event applied to the repayment of Revolving Borrowings shall first be applied to the repayment of all outstanding ABR Loans and then to the repayment of outstanding Eurodollar Loans, provided that, so long as no Event of Default shall have occurred and be continuing, any Net Proceeds required pursuant to this Section 2.08(b) to be applied in the repayment of any Eurodollar Loan on a day that is not the last day of the Interest Period applicable to such Eurodollar Loan shall be deposited in the Cash Collateral Account and held therein until the last day of such Interest Period and applied, and the Borrower hereby irrevocably instructs the Administrative Agent to apply, such Net Proceeds to the repayment of such Eurodollar Loan.

(c)        If as of any date the Aggregate Revolving Exposure shall exceed the Revolving Commitments, then in such event the Borrower shall immediately prepay the Revolving Loans by an amount necessary to eliminate any such excess (and if the Revolving Loans have been paid in full and the Letter of Credit Exposure of all Lenders is greater than zero, the Borrower shall deposit into the Cash Collateral Account an amount equal to 105% of such excess).

(d)        In the event of any partial reduction or termination of the Revolving Commitments, then (i) at or prior to the date of such reduction or termination, the Administrative Agent shall notify the Borrower and the applicable Lenders of the sum of the Revolving Exposures after giving effect thereto and (ii) if such sum would exceed the total Revolving Commitments after giving effect to such reduction or termination, then the Borrower shall, on the date of such reduction or termination, prepay Revolving Borrowings in an amount sufficient to eliminate such excess; provided, that if on the date of such a reduction of the Aggregate Revolving Commitment, the Aggregate Revolving Exposure exceeds the aggregate Revolving Commitments of all of the Lenders after giving effect to such reduction and, if the Revolving Loans have been paid in full and the Letter of Credit Exposure of all Lenders is greater than zero, the Borrower shall deposit into the Cash Collateral Account an amount in cash which would cause the balance on deposit in the Cash Collateral Account to equal the Letter of Credit Exposure of all Lenders.

(e)        The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid, provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.06(d), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06(d). Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing under Section 2.08(a) shall be in an integral multiple of $100,000 and not less than $500,000. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.01.

Section 2.09	Payments Generally; Pro Rata Treatment; Sharing of Setoffs

(a)        Each Loan Party shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal of Loans, interest or fees, or of amounts payable under Sections 3.05, 3.06, 3.07 or 10.03, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its office at Agent Servicing Department, One HSBC Center, Buffalo, New York 14203, Attention: Donna Riley, or such other office as to which the Administrative Agent may notify the other parties hereto, except that payments pursuant to Sections 3.05, 3.06, 3.07 and 10.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b)        If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal of Loans, interest, fees and commissions then due hereunder, such funds shall be applied (i) first, towards payment of interest, fees and commissions then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees and commissions then due to such parties and (ii) second, towards payment of principal of Loans then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal of Loans then due to such parties.

(c)        If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, or interest on, any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other applicable Lender, then the applicable Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other applicable Lenders to the extent necessary so that the benefit of all such payments shall be shared by the applicable Lenders ratably in accordance with the aggregate amount of principal of, and accrued interest on, their respective Loans, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

(d)        Unless the Administrative Agent shall have received notice from a Loan Party prior to the date on which any payment is due to the Administrative Agent for the account of the applicable Credit Parties hereunder that such Loan Party will not make such payment, the Administrative Agent may assume that such Loan Party has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to such Credit Parties the amount due. In such event, if such Loan Party has not in fact made such payment, then each such Credit Party severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Credit Party with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)        If any Credit Party shall fail to make any payment required to be made by it pursuant to Section 2.04, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Credit Party to satisfy such Credit Party’s obligations under such Section until all such unsatisfied obligations are fully paid.

Section 2.10	Optional Increase in Commitments

(a)        At any time, if no Default shall have occurred and be continuing, the Borrower may increase the Aggregate Revolving Commitment, either by designating a financial institution not theretofore a Lender to become a Lender (such designation to be effective only with the prior written consent of the Administrative Agent, which consent will not be unreasonably withheld or delayed), or by agreeing with one or more existing Lenders that such Lender’s or Lenders’ Revolving Commitment shall be increased. Upon execution and delivery by the Borrower and such Lender or Lenders or other financial institution of an instrument in form reasonably satisfactory to the Administrative Agent, such existing Lender or Lenders shall have a Revolving Commitment as therein set forth or such other financial institution shall become a Lender with a Revolving Commitment as therein set forth and all the rights and obligations of a Lender with such a Revolving Commitment hereunder; provided:

(i)         that the Borrower shall provide prompt notice of such increase to the Administrative Agent, who shall promptly notify the Lenders; and

(ii)        that immediately after such increase is made, the Aggregate Revolving Commitment shall not exceed $200,000,000.

(b)        Upon any increase in the Aggregate Revolving Commitment pursuant to Section 2.10(a) within five Business Days, in the case of any ABR Loans then outstanding, and at the end of the then current Interest Period with respect thereto, in the case of any Eurodollar Loans then outstanding, the Borrower shall prepay such Revolving Loans in their entirety and, to the extent the Borrower elects to do so and subject to the conditions specified in Section 5.02, the Borrower shall reborrow Revolving Loans from the Lenders in proportion to their respective Revolving Commitments after giving effect to such increase, until such time as all outstanding Revolving Loans are held by the Lenders in such proportion. Effective upon such increase, the amount of the participations held by each Lender in each Letter of Credit and each Swing Line Loan then outstanding shall be adjusted such that, after giving effective to such adjustments, the Lenders shall hold participations in each such Letter of Credit and Swing Line Loan in the proportion its respective Revolving Commitment bears to the Aggregate Revolving Commitment after giving effect to such increase.

Section 2.11	Letters of Credit

(a)        The Borrower may request the Issuer to issue letters of credit (the “Letters of Credit”; each, individually, a “Letter of Credit”) during the period from the Effective Date to the thirtieth Business Day prior to the Revolving Maturity Date, provided that immediately after the issuance of each Letter of Credit (i) the Letter of Credit Exposure of all Lenders would not exceed the Letter of Credit Commitment and (ii) the Aggregate Revolving Exposure would not exceed the Aggregate Revolving Commitment. To request the issuance of a Letter of Credit, the Borrower shall notify the Administrative Agent and the Issuer by the delivery of a Credit Request, which shall be sent by facsimile and shall be irrevocable (confirmed promptly, and in any event within five Business Days, by the delivery to the Administrative Agent of a Credit Request manually signed by the Borrower), at least three Business Days prior to the requested date of issuance, specifying (A) the beneficiary of such Letter of Credit, (B) the Borrower’s proposal as to the conditions under which a drawing may be made under such Letter of Credit and the documentation to be required in respect thereof, (C) the maximum amount to be available under such Letter of Credit, and (D) the requested dates of issuance and expiration. Such Credit Request shall be accompanied by a duly completed application for such Letter of Credit on such forms as may be made available from time to time by the Issuer and such other certificates, documents (including a reimbursement agreement) and other information as may be required by the Issuer in accordance with its customary procedures (collectively, the “Letter of Credit Documentation”). Upon receipt of such Credit Request from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Subject to the satisfaction of the terms and conditions of this Agreement, the Issuer shall issue each requested Letter of Credit. In the event of any conflict between the provisions of this Agreement and any Letter of Credit Documentation, the provisions of this Agreement shall control. The letters of credit issued and outstanding under the Original Credit Agreement on the Effective Date (the “Existing Letters of Credit”) and listed on Schedule 2.11 shall be deemed to be “Letters of Credit” for all purposes of this Agreement and the other Loan Documents. Each of the Credit Parties hereby acknowledges and agrees that the Existing Letters of Credit are Letters of Credit hereunder and the Lenders hereby assume and are jointly and severally obligated in accordance with the terms of this Section 2.11 with respect to (i) all Reimbursement Obligations related thereto and (ii) all other amounts owing by the Borrower to the issuer of the Existing Letters of Credit pursuant to the Original Credit Agreement and the Letter of Credit

Documentation (as defined in the Original Credit Agreement) executed and delivered in connection therewith.

(b)        Each Letter of Credit shall (i) be denominated in dollars, (ii) be issued for the account of the Borrower and in support of obligations, contingent or otherwise, of the Borrower or any Subsidiary arising in the ordinary course of business, and (iii) have an expiration date which shall be not later than one year from the date of issuance thereof, but in any event, with respect to all Letters of Credit, five Business Days before the Revolving Loan Maturity Date, provided that the expiration date of such Letter of Credit may be extended or such Letter of Credit may be renewed, provided, further, that any renewal, or any extension of any expiry date, of a Letter of Credit shall constitute the issuance of such Letter of Credit for all purposes of this Agreement.

(c)        Immediately upon the issuance of a Letter of Credit, the Issuer shall be deemed to have sold and transferred to each Lender, and each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Revolving Percentage thereof, in such Letter of Credit and the obligations of the Borrower with respect thereto and any security therefor and any guaranty pertaining thereto at any time existing. Each Lender, with respect to each Existing Letter of Credit, hereby purchases, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Revolving Percentage thereof, in each Existing Letter of Credit and the obligations of the Borrower with respect thereto and any such security therefor and guaranty pertaining thereto at any time existing.

(d)        The Issuer shall promptly notify (i) each Lender of the Issuer’s receipt of a drawing request under any Letter of Credit, stating the amount of such Lender’s Revolving Percentage of such drawing request and the date on which such request will be honored and (ii) the Administrative Agent and the Borrower of the amount of such drawing request and the date on which such request will be honored. Any failure of the Issuer to give or any delay in the Issuer’s giving any such notice shall not release or diminish the obligations of the Borrower or any Lender hereunder. In determining whether to pay under any Letter of Credit, the Issuer shall have no obligation to any Lender or the Borrower other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. In the absence of gross negligence or willful misconduct on the part of the Issuer, the Issuer shall have no liability to any Lender or the Borrower for any action taken or omitted to be taken by it under or in connection with any Letter of Credit, including any such action negligently taken or negligently omitted to be taken by it.

(e)        The Borrower shall pay to the Administrative Agent for the account of the Issuer on demand therefor, in dollars in immediately available funds, the amount of all Reimbursement Obligations then owing to the Issuer under any Letter of Credit, together with interest thereon as provided in Section 3.01, irrespective of any claim, setoff, defense or other right which the Borrower may have at any time against the Issuer or any other Person. In the event that the Issuer makes any payment under any Letter of Credit and the Borrower shall not have repaid such amount to the Issuer when due, the Issuer shall promptly notify each Lender of such failure, and each Lender shall promptly and unconditionally pay to the Administrative Agent, for the account of the Issuer, the amount of such Lender’s Revolving Percentage of such payment in dollars in immediately available funds on the Business Day the Issuer so notifies such Lender if such notice is given prior to 12:00 Noon or, if such notice is given after 12:00 Noon, such Lender shall make its Revolving Percentage of such payment available to the Issuer prior to 12:00 Noon on the next succeeding Business Day.

(f)        If and to the extent any Lender shall not make such Lender’s Revolving Percentage of any Reimbursement Obligations available to the Issuer when due in accordance with Section 2.11(e), such Lender shall pay interest to the Issuer on such unpaid amount for each day from the date such payment is due until the date such amount is paid in full to the Issuer at the Federal Funds Rate until (and including) the third Business Day after the date due and thereafter at the Alternate Base Rate. The obligations of the Lenders under this Section 2.11(f) are several and not joint or joint and several, and the failure of any Lender to make available to the Issuer its Revolving Percentage of any Reimbursement Obligations when due in accordance with Section 2.11(e) shall not relieve any other Lender of its obligation hereunder to make its Revolving Percentage of such Reimbursement Obligations so available when so due, but no Lender shall be responsible for the failure of any other Lender to make such other Lender’s Revolving Percentage of such Reimbursement Obligations so available when so due.

(g)        Whenever the Issuer receives a payment of a Reimbursement Obligation from or on behalf of the Borrower as to which the Issuer has received any payment from a Lender pursuant to Section 2.11(e), the Issuer shall promptly pay to such Lender an amount equal to such Lender’s Revolving Percentage of such payment from or on behalf of the Borrower. If any payment by or on behalf of the Borrower and received by the Issuer with respect to any Letter of Credit is rescinded or must otherwise be returned by the Issuer for any reason and the Issuer has paid to any Lender any portion thereof, each such Lender shall forthwith pay over to the Issuer an amount equal to such Lender’s Revolving Percentage of the amount which must be so returned by the Issuer.

(h)        Each Lender, upon the demand of the Issuer, shall reimburse the Issuer, to the extent the Issuer has not been reimbursed by the Borrower after demand therefor, for the reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the Issuer in connection with the collection of amounts due under, and the preservation and enforcement of any rights conferred by, any Letter of Credit or the performance of the Issuer’s obligations as issuer of the Letters of Credit under this Agreement in respect thereof, to the extent of such Lender’s Revolving Percentage of the amount of such costs and expenses provided, however, no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent the same result solely from the gross negligence or willful misconduct of the Issuer. The Issuer shall refund any costs and expenses reimbursed by such Lender that are subsequently recovered from the Borrower in an amount equal to such Lender’s Revolving Percentage thereof.

(i)        The obligation of the Borrower to reimburse the Issuer pursuant to this Section 2.11, and the obligation of each Lender to make available to the Issuer the amounts set forth in this Section 2.11 shall be absolute, unconditional and irrevocable under any and all circumstances, shall be made without reduction for any set-off, counterclaim or other deduction of any nature whatsoever, may not be terminated, suspended or delayed for any reason whatsoever, shall not be subject to any qualification or exception and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including any of the following circumstances: (1) any lack of validity or enforceability of this Agreement or any of the other Loan Documents, (2) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Issuer, any Lender or any other Person, whether in connection with this Agreement, any other Loan Document, any Letter of Credit, the transactions contemplated in the Loan Documents or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit), (3) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, (4) the surrender or impairment of any collateral for the performance or observance of any of the terms of any of the Loan

Documents, (5) the occurrence of any Default or Event of Default or (6) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s or such Lender’s obligations hereunder. The Issuer shall not have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuer. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuer (as finally determined by a court of competent jurisdiction), the Issuer shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

Section 2.12	Cash Collateral Account

At, or at any time before, the time the Borrower shall be required to make a deposit into the Cash Collateral Account, the Administrative Agent shall establish and maintain at its offices at One HSBC Center, Buffalo, New York 14203, in the name of the Borrower but under the sole dominion and control of the Administrative Agent, a cash collateral account (the “Cash Collateral Account”). The Borrower may from time to time make one or more deposits into the Cash Collateral Account and shall from time to time make such deposits as are required by this Agreement. The Borrower hereby pledges to the Administrative Agent for the benefit of the Credit Parties, a Lien on and security interest in the Cash Collateral Account and all sums at any time and from time to time on deposit therein (the Cash Collateral Account, together with all sums on deposit therein, being sometimes hereinafter collectively referred to as the “Cash Collateral”), as collateral security for the prompt payment in full when due, whether at stated maturity, by acceleration or otherwise, of the Obligations. The Borrower shall, at any time and from time to time at its expense, promptly execute and deliver to the Administrative Agent any further instruments and documents, and take any further actions, that may be necessary or that the Administrative Agent may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Cash Collateral. The Borrower shall not (i) sell or otherwise dispose of any of the Cash Collateral, or (ii) create or permit to exist any Lien upon any of the Cash Collateral. The Borrower hereby authorizes the Administrative Agent, promptly after each drawing under any Letter of Credit shall become due and payable, to apply any and all cash on deposit in the Cash Collateral Account towards the reimbursement of the Issuer for all sums paid in respect of such drawing, and all other Obligations which shall then be due and owing.

Section 2.13	Loans and Letters of Credit under the Original Credit Agreement

On the Effective Date, the Lenders shall make such sales and purchases of loans outstanding under the Original Credit Agreement and participations in Existing Letters of Credit in proportion to their respective Revolving Commitments so that after giving effect to such sales and purchases, the Lenders shall hold Revolving Loans, participations in each Letter of Credit in the proportion its respective Revolving Commitment bears to the aggregate Revolving Commitments on the Effective Date.

ARTICLE 3.	INTEREST, FEES, YIELD PROTECTION, ETC.

Section 3.01	Interest

(a)        ABR Revolving Loans shall, in each case, bear interest at the Alternate Base Rate plus the Applicable Margin.

(b)        Eurodollar Revolving Borrowings shall, in each case, bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)        Swing Line Loans shall, in each case, bear interest at a rate per annum equal to the Swing Line Lender’s cost of funds in making such Swing Line Loan plus the Applicable Margin in respect of Eurodollar Borrowings.

(d)        Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, then, so long as such Event of Default is continuing, all principal of each Loan and each fee and other amount then due and payable by the Borrower hereunder shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the Alternate Base Rate plus the Applicable Margin for ABR Loans.

(e)        Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, provided that (i) interest accrued pursuant to paragraph (d) of this Section 3.01 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f)        All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent clearly demonstrable error.

Section 3.02	Interest Elections

(a)        Each Borrowing initially shall be of the Type specified in the applicable Credit Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Credit Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 3.02. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the applicable Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding the foregoing, Swing Line Loans shall be solely ABR Borrowings and shall not be made or converted to Eurodollar Borrowings.

(b)        To make an election pursuant to this Section 3.02, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Credit Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c)        Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02 and this Section 3.02:

(i)         the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting Borrowing);

(ii)        the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)       whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)       if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)        Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)        If the Borrower fails to deliver a timely Interest Election Request prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 3.03	Fees

(a)        The Borrower agrees to pay to the Administrative Agent, for the account of the Lenders in accordance with each Lender’s Commitment Percentage, a commitment fee (the

“Commitment Fee”), during the period from the Effective Date through the Revolving Maturity Date at a rate per annum equal to the Commitment Fee Margin on the average daily Available Revolving Commitment Amount. The Commitment Fee shall be payable quarterly in arrears on the last day of each March, June, September and December during such period commencing on the first such day following the Effective Date, on the date of any reduction in the Revolving Commitments (to the extent of such reduction) and on the Revolving Maturity Date.

(b)        The Borrower shall pay to the Administrative Agent, for the account of the Lenders in accordance with each Lender’s Revolving Percentage, commissions (the “Letter of Credit Fees”) with respect to (i) commercial Letters of Credit for the period from and including the date of issuance of each thereof through the expiration date thereof, at a rate per annum equal to 1.00% and (ii) standby Letters of Credit for the period from and including the date of issuance of each thereof through the expiration date thereof, at a rate per annum equal tothe Eurodollar Margin, in each case on the average daily maximum amount available under any contingency to be drawn under such Letter of Credit. The Letter of Credit Fees shall be payable quarterly in arrears on the last Business Day of each March, June, September and December of each year, commencing on the first such day following the Effective Date, and on the date that the Revolving Commitments shall expire. In addition to the Letter of Credit Fees, the Borrower shall pay to the Issuer, for its own account, its standard fees and charges customarily charged to customers similar to the Borrower with respect to any Letter of Credit.

(c)        The Borrower shall pay to each Credit Party, for its own account, fees and other amounts payable in the amounts and at the times separately agreed upon between the Borrower and such Credit Party.

(d)        Fees and other amounts paid shall not be refundable under any circumstances. All commitment fees shall be computed on the basis of a 360-day year for the actual number of days elapsed (including the first day but excluding the last day).

Section 3.04	Alternate Rate of Interest

If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)        the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b)        the Administrative Agent is advised by any applicable Lender that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lender of making or maintaining its Loan included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the applicable Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the applicable Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Credit Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 3.05	Increased Costs; Illegality

(a)	If any Change in Law shall:

(i)        impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Credit Party (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii)        impose on any Credit Party or the London interbank market any other condition affecting this Agreement, any Eurodollar Loans made by such Credit Party or any participation therein;

and the result of any of the foregoing shall be to increase the cost (other than Excluded Taxes) to such Credit Party of making or maintaining any Eurodollar Loan hereunder or to increase the cost (other than Excluded Taxes) to such Credit Party or to reduce the amount of any sum received or receivable by such Credit Party hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Credit Party such additional amount or amounts as will compensate such Credit Party for such additional costs incurred or reduction suffered. Failure to demand compensation pursuant to this Section shall not constitute a waiver of such Credit Party’s right to demand such compensation.

(b)        If any Credit Party determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Credit Party’s capital or on the capital of such Credit Party’s holding company, if any, as a consequence of this Agreement or the Extensions of Credit made by such Credit Party to a level below that which such Credit Party or such Credit Party’s holding company could have achieved but for such Change in Law (taking into consideration such Credit Party’s policies and the policies of such Credit Party’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Credit Party such additional amount or amounts as will compensate such Credit Party or such Credit Party’s holding company for any such reduction suffered.

(c)        A certificate of a Credit Party setting forth the amount or amounts necessary to compensate such Credit Party or its holding company, as applicable, as specified in paragraphs (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Credit Party the amount shown as due on any such certificate within 15 days after receipt thereof.

(d)        Notwithstanding any other provision of this Agreement, if, after the date of this Agreement, any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i)         such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans), whereupon any request for a Eurodollar Borrowing or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing, as applicable, for an additional Interest Period shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a

Eurodollar Loan into an ABR Loan, as applicable), unless such declaration shall be subsequently withdrawn; and

(ii)        such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans, as of the effective date of such notice as provided in the last sentence of this paragraph.

In the event any Lender shall exercise its rights under clauses (i) or (ii) of this Section 3.05(d), all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans, as applicable. For purposes of this Section 3.05(d), a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

Section 3.06	Break Funding Payments

In the event of (a) the payment or prepayment (voluntary or otherwise) of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto or (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any Credit Request or other notice delivered pursuant Section 2.06, 2.08 or 3.02 (regardless of whether such notice may be revoked under Section 2.08(e) and is revoked in accordance therewith), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. If such Credit Request or other notice relates to a Eurodollar Loan (in all cases other than a revocation permitted under Section 2.08(e)), such loss, cost or expense to any Lender shall be deemed to include an amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would in good faith bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 3.06 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

Section 3.07	Taxes

(a)        Any and all payments by or on account of any obligation of any Loan Party hereunder and under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes, provided that, if such Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 3.07), the applicable Credit Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)        In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)        Each Loan Party shall indemnify each Credit Party, within ten days after receipt of written demand therefor describing the amount and the basis in reasonable detail, for the full amount of any Indemnified Taxes or Other Taxes paid by such Credit Party on or with respect to any payment by or on account of any obligation of such Loan Party under the Loan Documents (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.07) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Credit Party, or by the Administrative Agent on its own behalf or on behalf of a Credit Party, shall be conclusive absent manifest error. Following any indemnification pursuant to this Section 3.07(c), the applicable Credit Party, at the request of the applicable Loan Party, shall deliver to such Loan Party evidence of such payment reasonably satisfactory to such Loan Party.

(d)        As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)        Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Lender”) shall deliver to the Administrative Agent, prior to the receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Foreign Lender by any Loan Party pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by any Loan Party pursuant to this Agreement) or such other evidence satisfactory to the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, United States withholding tax, including any exemption pursuant to Section 881(c) of the Code. Thereafter and from time to time, each such Foreign Lender shall (i) upon the written request of the Administrative Agent promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under the then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by such Loan Party pursuant to this Agreement and (ii) promptly notify the Administrative Agent of any change in circumstance which would modify or render invalid any claimed exemption or reduction. Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a participation by such Lender), shall deliver to the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Lender is not acting for its own account with respect to a portion of any sums payable to such Lender. No Loan Party shall be required to pay any additional amount to any Foreign Lender under this Section 3.07 (i) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an IRS Form W-8IMY pursuant to this Section 3.07(e) or (ii) if such Lender shall have failed to satisfy the provisions of this Section 3.07(e) on the date such Lender became a Lender or ceases to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 3.07(e) shall relieve any Loan Party of its obligation to pay any amounts pursuant to this Section 3.07 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate. The Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which any Loan Party is not required to pay additional amounts under this Section 3.07(e).

(f)        Upon request of the Administrative Agent, each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W-9. If such Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

(g)        If any Governmental Authority asserts that the Administrative Agent did not properly withhold or back-up withhold, as the case may be, any tax or other amount from payment made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent and the Borrower therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section 3.07(g), and costs and expenses (including fees and expenses of legal counsel) of the Administrative Agent and the Borrower. The obligation of the Lenders under this Section 3.07 shall survive the termination of the Revolving Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

(h)        Notwithstanding anything to the contrary contained in this Section 3.07, (i) the Borrower shall have no obligation or liabilities under Section 3.07(a) or 3.07(c) with respect to any Lender that fails to comply with the requirements of this Section 3.07 and (ii) each Lender shall at all times endeavor reasonably and in good faith to minimize the obligations and liabilities, if any, of the Borrower under this Section 3.07.

Section 3.08	Mitigation Obligations

If any Lender requests compensation under Section 3.05, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.07, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans (or any participation therein) hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.05 or 3.07, as applicable, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 3.09	Substitution of Lenders

If any Lender requests compensation under Section 3.05, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.07, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent to such assignee, which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 3.05 or payments required to be made pursuant to Section 3.07, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE 4.	REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Credit Parties that:

Section 4.01	Organization; Powers

Each of the Borrower and each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 4.02	Authorization; Enforceability

The Transactions are within the corporate, partnership or other analogous powers of each of the Borrower and each Subsidiary to the extent it is a party thereto and have been duly authorized by all necessary corporate, partnership or other analogous and, if required, equityholder action. Each Loan Document has been duly executed and delivered by each of the Borrower and each Subsidiary to the extent it is a party thereto and constitutes a legal, valid and binding obligation thereof, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally.

Section 4.03	Governmental Approvals; No Conflicts

(a)        The Transactions (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (ii) will not violate any applicable law or regulation or the Organizational Documents of the Borrower or any of the Subsidiaries or any order of any Governmental Authority, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of the Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of the Subsidiaries, and (iv) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of the Subsidiaries (other than Liens permitted by Section 7.02).

(b)        None of the Borrower or any of the Subsidiaries is in default under any mortgage, indenture, contract or agreement to which it is a party or by which it is or any of its property is bound, the effect of which default could reasonably be expected to have a Material Adverse Effect. None of the Borrower or any of the Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree or decision of any Governmental Authority which default could reasonably be expected to have a Material Adverse Effect.

Section 4.04	Financial Condition; No Material Adverse Change

(a)        The Borrower has heretofore furnished to the Credit Parties: (i) the Consolidated balance sheet and statements of income, stockholders’ equity and cash flows of the Borrower as of and for the fiscal year ended December 31, 2005, reported on by Ernst & Young LLP, independent public accountants and (ii) the Consolidated balance sheet and statement of income, stockholders’ equity and cash flows of the Borrower as of and for the fiscal quarter ended June 30, 2006, prepared by the Borrower. The financial statements referred to above present fairly, in all material respects, the financial position and results of operations and cash flows of the Persons referred to therein as of such dates and for the indicated periods in accordance with GAAP (subject, with respect to the interim financial statements, to footnotes and normal year-end audit adjustments).

(b)        None of the Borrower or its Subsidiaries has any material Indebtedness, liabilities for taxes, long-term leases or long-term commitments, including any interest rate or foreign currency swap pr exchange transaction or other obligation in respect of derivatives, that are not reflected on the financial statements referred in Section 4.04(a).

(c)        Since the dates of the financial statements referred to in clause (ii) of Section 4.04(a), there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and the Subsidiaries taken as a whole.

Section 4.05	Properties

(a)        Each of the Borrower and each Subsidiary has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)        Each of the Borrower and each Subsidiary owns, or is entitled to use, all Intellectual Property material to its business, and to the knowledge of the Borrower the use thereof by the Borrower and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.06	Litigation and Environmental Matters

(a)        There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of the Subsidiaries (i) that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that challenge the validity of any Loan Document or the Transactions.

(b)        Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has, to its knowledge, become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c)        There has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 4.07	Compliance with Laws and Agreements

Each of the Borrower and each Subsidiary is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

Section 4.08	Investment Company Status

Neither the Borrower nor any of the Subsidiaries are an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 4.09	Taxes

Each of the Borrower and each Subsidiary has timely filed (or validly extended) or caused to be filed (or validly extended) all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 4.10	ERISA

Neither the Borrower nor any ERISA Affiliate of the Borrower has any direct or contingent obligation or liability under or in respect of any person or other employee benefit plan which is subject to the provisions of Title IV of ERISA which has, or would in the foreseeable future have, in the judgment of the responsible officers of the Borrower, a Material Adverse Effect.

Section 4.11	Disclosure

The Borrower has disclosed to the Credit Parties all agreements, instruments and corporate or other restrictions to which it or any of the Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No representation or warranty contained in any Loan Document and no certificate or report from time to time furnished by the Borrower or any of its Subsidiaries in connection with the transactions contemplated thereby, contains or will contain a misstatement of material fact, or, to the best knowledge of the Borrower, omits or will omit to state a material fact required to be stated in order to make the statements therein contained not misleading in the light of the circumstances under which made, provided that any projections or pro-forma financial information contained therein are based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made, it being recognized by the Lender that such projections as to future events are not to be viewed as facts, and that actual results during the period or periods covered thereby may differ from the projected results.

Section 4.12	Subsidiaries

Schedule 4.12 sets forth the name of, and the ownership interest of the Borrower in, each Subsidiary, in each case as of the Effective Date.

Section 4.13	Insurance

Schedule 4.13 sets forth a description of all insurance maintained by or on behalf of the Borrower and the Subsidiaries as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance that are due and payable have been paid.

Section 4.14	Labor Matters

As of the Effective Date, there are no strikes, lockouts or slowdowns against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened. The hours worked by and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, except where any such violations, individually and in the aggregate, would not be reasonably likely to result in a Material Adverse Effect. All material payments due from the Borrower or any Subsidiary, or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound.

Section 4.15	Solvency

Immediately after the consummation of each Transaction, (a) the fair value of the assets of the Borrower and the Guarantors taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Borrower and the Guarantors, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each of the Borrower and each Guarantor will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each of the Borrower and each Guarantor will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following such date.

Section 4.16	Federal Reserve Regulations

(a)        Neither the Borrower nor any of the Subsidiaries are engaged principally, or as one of their important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)        No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase, acquire or carry any Margin Stock or for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X.

Section 4.17	Absence of Certain Restrictions

No indenture, certificate of designation for preferred stock, agreement or instrument to which the Borrower or any of the Subsidiaries is a party prohibits or limits in any way, directly or indirectly, the ability of any Subsidiary to make Restricted Payments or repay Indebtedness to the Borrower or to another Subsidiary.

Section 4.18	Security Documents

(a)        The Security Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral and, when (i) the pledged property constituting Collateral is delivered to the Administrative Agent, (ii) financing statements in appropriate form are filed in the offices of the secretary of state of the jurisdiction of organization of each Loan Party or such other office specified by the Uniform Commercial Code and (iii) all other applicable filings under the Uniform Commercial Code or otherwise that are required or permitted under the Loan Documents are made, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in the Collateral (other than the Intellectual Property or any other Collateral for which perfection of a security interest is not governed by the Uniform Commercial Code), in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 7.02.

(b)        Except to the extent that the recording of an assignment or other transfer of title to the Administrative Agent or the recording of other applicable documents in the United States Patent and Trademark Office, the United States Copyright Office or the filing of financing statements in the appropriate form in the offices of the secretary of state of the jurisdiction of organization of each Loan Party or such other office specified by the Uniform Commercial Code may be necessary for perfection, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrowers and the Subsidiaries in the Intellectual Property in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case to the extent permitted by applicable law prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 7.02.

ARTICLE 5.	CONDITIONS

Section 5.01	Effective Date

The obligations of the Lenders and the Issuer to make Extensions of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a)        The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)        The Administrative Agent shall have received a Revolving Note for each Lender, and the Swing Line Note for the Swing Line Lender, each signed on behalf of the Borrower.

(c)        The Administrative Agent shall have received a counterpart of the Guarantee Agreement signed on behalf of each Guarantor and the Borrower.

(d)        The Administrative Agent shall have received counterparts of the Security Agreement signed on behalf of the Borrower and each Guarantor party thereto, together with the following:

(i)         any stock certificates or other instruments representing the Pledged Equity owned by or on behalf of any Loan Party as of the Effective Date;

(ii)        any promissory notes and other instruments evidencing the Pledged Debt owed or owing to any Loan Party as of the Effective Date;

(iii)       stock powers and instruments of transfer, endorsed in blank, with respect to such stock certificates, promissory notes and other instruments;

(iv)       all instruments and other documents, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create or perfect (or continue the perfection of) the Liens intended to be created under the Security Agreement; and

(v)        a completed Perfection Certificate, dated the Effective Date and signed by a Vice President or a Financial Officer of the Borrower, together with all attachments contemplated thereby.

(e)        The Administrative Agent shall have received a favorable written opinion (addressed to the Credit Parties and dated the Effective Date) from Rivkin Radler LLP, on behalf of the Loan Parties, substantially in the form of Exhibit B and covering such other matters relating to the Loan Parties, the Loan Documents or the Transactions as the Required Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

(f)        The Administrative Agent shall have received a certificate from the secretary of the Borrower and each Guarantor attaching (i) a true and complete copy of the resolutions of its Managing Person and of all documents evidencing all necessary corporate action (in form and substance satisfactory to the Administrative Agent) taken by it to authorize the Loan Documents to which it is a party and the transactions contemplated thereby, (ii) attaching a true and complete copy of its Organizational Documents, (iii) setting forth the incumbency of its officer or officers or other analogous counterpart who may sign the Loan Documents, including therein a signature specimen of such officer or officers and (iv) attaching a certificate of good standing of the Secretary of State of the jurisdiction of its formation and of each other jurisdiction in which it is qualified to do business.

(g)        The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 5.02.

(h)        The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(i)        The Administrative Agent shall have received evidence satisfactory to it that the insurance required by Section 6.10 is in effect.

(j)        The performance by each Loan Party of its obligations under each Loan Document shall not (i) violate any applicable law, statute, rule or regulation or (ii) conflict with, or result in a default or event of default under, any material agreement of any Loan Party, and the Administrative Agent shall have received one or more legal opinions and/or officer’s certificates to such effect, satisfactory to the Administrative Agent.

(k)        The Lenders shall be reasonably satisfied as to the amount and nature of any environmental and employee health and safety exposures to which the Borrower and the Subsidiaries may be subject, and with the plans of the Borrower with respect thereto.

(l)        The Lenders shall be reasonably satisfied (i) that there shall be no litigation or administrative proceeding, or regulatory development, that would reasonably be expected to have a material adverse effect on (A) the business, assets, operations, prospects, condition (financial or otherwise) or material agreements of the Borrowerand the Subsidiaries, (B) the ability of any Loan Party to perform any of its obligations under any Loan Document or (C) the rights of or benefits available to any Credit Party under any Loan Document and (ii) with the current status of, and the terms of any settlement or other resolution of, any litigation or other proceedings brought against the Borrower or any Subsidiary.

(m)       After giving effect to the Transactions, none of the Borrower or any of the Subsidiaries shall have outstanding any shares of preferred equity securities or any Indebtedness, other than (i) Indebtedness incurred under the Loan Documents and (ii) Indebtedness set forth on Schedule 7.01.

(n)        The Lenders shall be reasonably satisfied that no material adverse change or material adverse condition in the business, assets, operations, properties, condition (financial or otherwise), liabilities (including contingent liabilities), prospects or material agreements of theBorrower and the Subsidiaries has occurred since June 30, 2006.

(o)        The Administrative Agent shall have received written projections for the fiscal year ending December 31, 2007, including revenues and expenses projected to be attributable to the Borrower and its Subsidiaries on a combined basis during such fiscal year, all in reasonable detail, in form and substance satisfactory to the Administrative Agent, and certified by a Financial Officer of the Borrower on behalf of the Borrower as the Borrower’s good faith projections of the matters contained therein.

(p)        The Lenders shall have received, to the extent requested, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(q)        The Administrative Agent shall have received a counterpart of an indemnity agreement in form and substance satisfactory to the Administrative Agent signed on behalf of the Borrower, the Issuer and The Bank of New York with respect to the Existing Letters of Credit.

The Administrative Agent shall notify the Borrower and the Credit Parties of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Extensions of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02) at or prior to 3:00 p.m., New York City time, on August 15, 2004 (and, in the event such conditions are not so satisfied or waived, the Revolving Commitments shall terminate at such time).

Section 5.02	Each Extension of Credit

The obligation of each Lender to make an Extension of Credit is subject to the satisfaction of the following conditions:

(a)        The representations and warranties of each Loan Party set forth in each Loan Document shall be true and correct in all material respects on and as of the date of such Extension of Credit, except to the extent such representations and warranties relate to an earlier date.

(b)        At the time of and immediately after giving effect to such Extension of Credit, no Default shall have occurred and be continuing.

(c)        The Administrative Agent shall have received such other documentation and assurances as shall be reasonably required by it in connection with such Extension of Credit.

Each Extension of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 5.02.

ARTICLE 6.	AFFIRMATIVE COVENANTS

Until the Revolving Commitments have expired or been terminated and the principal of and interest on each Extension of Credit, all Reimbursement Obligations and all fees and other amounts (other than contingent indemnity obligations) payable under the Loan Documents shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

Section 6.01	Financial Statements and Other Information

The Borrower will furnish to the Administrative Agent and each Lender:

(a)        within 90 days after the end of each fiscal year, the audited Consolidated balance sheet and related statements of income, stockholders’ equity and cash flows of the Borrower and the

Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)        within 45 days after the end of each of the first three fiscal quarters of each fiscal year, the Consolidated balance sheets and related statements of income and cash flows of the Borrower and the Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding fiscal quarter end, and period or periods, of the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;

(c)        concurrently with any delivery of financial statements under clauses (a) or (b) of this Section 6.01, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth (A) reasonably detailed calculations demonstrating compliance with Sections 7.12 and 7.13 and (B) any change in the Guarantors as of the date of such certificate and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the financial statements referred to in Section 4.04(a) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)        promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of the Securities and Exchange Commission, or with any national securities exchange, or distributed by the Borrower or any Subsidiary to its shareholders generally, as the case may be, and delivery by the Borrower of its (i) Annual Report on Form 10-K for each fiscal year of the Borrower containing financial statements reported on in a manner acceptable to the Securities and Exchange Commission by independent public accountants of recognized national standing and (ii) report on Form 10-Q for each of the first three fiscal quarters of each fiscal year of the Borrower with the financial statements contained therein certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments, in each case within the time periods prescribed by Section 6.01(a) or 6.01(b), respectively, shall be deemed to satisfy the requirements of Section 6.01(a) or 6.01(b), as the case may be;

(e)        promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act; and

(f)        promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may reasonably request.

Section 6.02	Notices of Material Events

The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)	the occurrence of any Default;

(b)        the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could in the good faith opinion of the Borrower reasonably be expected to result in a Material Adverse Effect;

(c)        the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Subsidiaries in an aggregate amount exceeding $500,000; and

(d)        any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 6.02 shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 6.03	Existence; Conduct of Business

The Borrower will, and will cause each of the Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, trademarks, copyrights and patents material to the conduct of its business, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.03.

Section 6.04	Payment of Obligations

The Borrower will, and will cause each of the Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 6.05	Maintenance of Properties

The Borrower will, and will cause each of the Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

Section 6.06	Books and Records; Inspection Rights

The Borrower will, and will cause each of the Subsidiaries to, keep, in all material respects, proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of the Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested. Each Credit Party and its agents may enter upon any of the Borrower’s or any Subsidiary’s premises (prior to the occurrence of an Event of Default, upon reasonable notice) at any time during business hours and at any other reasonable time, and, from time to time, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of the Borrower’s or such Subsidiary’s business.

Section 6.07	Compliance with Laws

The Borrower will, and will cause each of the Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 6.08	Use of Proceeds

The proceeds of the Loans will be used only to finance Capital Expenditures and Permitted Acquisitions and for working capital and general corporate purposes not inconsistent with the terms hereof. No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase, acquire or carry any Margin Stock or for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X.

Section 6.09	Notice of Certain Changes

The Borrower will furnish to the Administrative Agent prompt written notice of any change in (i) the legal name of any Loan Party or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) the jurisdiction of organization or the location of the chief executive office of any Loan Party, its principal place of business, any office in which it maintains its books or records, (iii) the identity or organizational structure of any Loan Party or (iv) the organizational identification number or the Federal Taxpayer Identification Number of any Loan Party.

Section 6.10	Insurance

The Borrower will, and will cause each of the Subsidiaries to, maintain, with financially sound and reputable insurance companies, (i) adequate insurance for its insurable properties, all to such extent and against such risks, including fire, casualty, business interruption and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations and (ii) such other insurance as is required pursuant to the terms of any Security Document.

Section 6.11	Additional Subsidiaries

If any Subsidiary organized under the laws of the United States of America or any state thereof is formed or acquired after the Effective Date, (a) the Borrower will notify the Administrative Agent and the Lenders in writing thereof within five Business Days after the date on which such Subsidiary is formed or acquired and (i) the Borrower will cause such Subsidiary to (A) execute and deliver the Guarantee Agreement (or otherwise become a party thereto in the manner provided therein) and (B) become a party to each applicable Security Document in the manner provided therein, in each case within five Business Days after the date on which such Subsidiary is formed or acquired, and (ii) promptly take such actions to create and perfect Liens on such Subsidiary’s assets to secure the Obligations as the Administrative Agent or the Required Lenders shall reasonably request and (b) if any equity securities issued by any such Subsidiary are owned or held by or on behalf of the Borrower or any Subsidiary or any loans, advances or other debt is owed or owing by any such Subsidiary to the Borrower or any Subsidiary, the Borrower will cause such equity securities and promissory notes and other instruments evidencing such loans, advances and other debt to be pledged pursuant to the Security Agreement within five Business Days after the date on which such Subsidiary is formed or acquired.

Section 6.12	Information Regarding Collateral

(a)        The Borrower will furnish to the Administrative Agent prompt written notice of any change in (i) the legal name of any Loan Party, (ii) the jurisdiction of organization of any Loan Party, (iii) the location of the chief executive office of any Loan Party, its principal place of business, any office in which it maintains books or records relating to Collateral owned or held by it or on its behalf or any office or facility at which Collateral owned or held by it or on its behalf is located (including the establishment of any such new office or facility), (iv) the identity or organizational structure of any Loan Party such that a filed financing statement becomes misleading or (v) the organizational identification number or the Federal Taxpayer Identification Number of any Loan Party. The Borrower shall not effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. The Borrower shall promptly notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(b)        Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 6.01(a), the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer of the Borrower, (i) setting forth the information required pursuant to Sections 1, 2, 4, 5 and 6 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate or the date of the most recent certificate delivered pursuant to this Section and (ii) certifying that the Loan Parties are in compliance with all of the terms of the Security Agreement.

Section 6.13	Casualty and Condemnation

(a)        The Borrower will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any portion of any Collateral or the commencement of any action or proceeding for the taking of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding.

(b)        If any event described in Section 6.13(a) results in Net Proceeds (whether in the form of insurance proceeds, condemnation award or otherwise), the Administrative Agent is authorized to collect such Net Proceeds and, if received by the Borrower or any Subsidiary, such Net Proceeds shall be paid over to the Administrative Agent, provided that (i) to the extent that the Borrower or such Subsidiary intends to use any such Net Proceeds to repair, restore, reinvest or replace assets of the Borrower or such Subsidiary as provided in the proviso to Section 2.08(b), the Administrative Agent shall, subject to the provision of such proviso, deliver such Net Proceeds to the Borrower or the applicable Subsidiary, (ii) otherwise, the Administrative Agent shall, and the Borrower and the

Subsidiaries hereby authorize the Administrative Agent to, apply such Net Proceeds, to the extent that they are Net Proceeds, to prepay the Loans in accordance with Section 2.08 and (iii) all proceeds of business interruption insurance shall be paid over to the Borrower unless a Default has occurred and is continuing.

(c)  If any Net Proceeds retained by or paid over to the Administrative Agent as provided in Section 6.13(b) continue to be held by the Administrative Agent on the date that is 365 days after the receipt of such Net Proceeds, then such Net Proceeds shall be applied to prepay Borrowings as provided in Section 2.08.

Section 6.14	Intellectual Property; Further Assurances

(a)        The Borrower shall, and shall cause each Subsidiary to, within 120 days of the Effective Date, execute and file or cause to be filed with the United States Patent and Trademark Office, the United States Copyright Office or such other office or agency of any appropriate Governmental Authority such assignments or grants of security interests with respect to the Intellectual Property of the Borrower or such Subsidiary, as the case may be, as of the date of such filing, as may be required under applicable law or as the Administrative Agent may reasonably request in order to grant, preserve, protect and perfect the Liens created or intended to be created by the Security Documents on the Intellectual Property and the validity and priority of such Liens.

(b)        The Borrower will, and will cause each Subsidiary to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, assignments of Intellectual Property, and other documents), that may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Borrower. The Borrower shall provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(c)        If any material assets are acquired by the Borrower or any Subsidiary after the Effective Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien of the Security Agreement upon acquisition thereof), the Borrower will notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, the Borrower will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the Subsidiaries to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in Section 6.14(b), all at the expense of the Borrower.

ARTICLE 7.	NEGATIVE COVENANTS

Until the Revolving Commitments have expired or been terminated and the principal of and interest on each Extension of Credit, all Reimbursement Obligations and all fees and other amounts (other than contingent liability obligations) payable under the Loan Documents shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

Section 7.01	Indebtedness

(a)        The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i)	Indebtedness under the Loan Documents;

(ii)        Indebtedness existing on the Effective Date and set forth in Schedule 7.01, including any extensions, renewals or replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(iii)       Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof, provided that (A) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Indebtedness permitted by this clause (iii) shall not exceed $10,000,000 at any time outstanding;

(iv)       Indebtedness of any Person that becomes a Subsidiary after the Effective Date, provided that (A) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (B) the aggregate principal amount of Indebtedness permitted by this clause (iv) shall not exceed $6,000,000 at any time outstanding;

(v)        Indebtedness of a Subsidiary to any other Subsidiary and of any Subsidiary to the Borrower; and

(vi)       other unsecured Indebtedness in an aggregate principal amount not exceeding $4,000,000 at any time outstanding.

(b)        The Borrower will not, and it will not permit any Subsidiary to, (i) (A) issue any preferred equity securities that constitute Redeemable Securities, (B) issue any Capital Stock which is convertible into Redeemable Securities, (C) grant any options, warrants or other rights to purchase or otherwise acquire Redeemable Securities or (D) enter into any put or other contractual arrangement which shall provide to any holder of Capital Stock rights substantially similar to any of the foregoing, or (ii) be or become liable in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment in respect of any shares of equity securities of the Borrower or any Subsidiary or any option, warrant or other right to acquire any such shares of equity securities, except as permitted by Section 7.08.

Section 7.02	Liens

The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)	Permitted Encumbrances;

(b)        any Lien on any property or asset of the Borrower or any Subsidiary existing on the Effective Date and set forth on Schedule 7.02, provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the Effective Date and any extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c)        any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Effective Date prior to the time such Person becomes a Subsidiary, provided that (i) such Lien is not created in contemplation of or in connection with such acquisition of such Person becoming a Subsidiary, as applicable, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as applicable, and any extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d)        Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary, provided that (i) such security interests secure Indebtedness permitted by clause (iii) of Section 7.01(a), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary;

(e)        possessory Liens in favor of lessees or sublessees of property leased or subleased by the Borrower or any Subsidiary to such Person in the ordinary course of business of the Borrower or such Subsidiary, provided that such Liens attach only to such property and

(f)	Liens created under the Security Documents.

Section 7.03	Fundamental Changes

(a)        The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the equity securities of any of the Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto, no Default shall have occurred and be continuing:

(i)         any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving entity, and any Subsidiary may merge into any other Subsidiary;

(ii)        any Subsidiary may merge with any Person in a transaction that is not permitted by clause (i) of this Section 7.03(a), provided that such merger is permitted by Section 7.04 or 7.05, as applicable, and the surviving entity of such merger complies with the provisions of Section 6.11;

(iii)       any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to any other Subsidiary; and

(iv)       any Subsidiary may sell, transfer, lease or otherwise dispose of its assets in a transaction that is not permitted by clause (iii) of this Section 7.03(a), provided that such sale, transfer, lease or other disposition is also permitted by Section 7.05.

(b)        The Borrower will not, and will not permit any of the Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and the Subsidiaries on the Effective Date and businesses or activities that are substantially similar, related or incidental thereto.

Section 7.04	Investments, Loans, Advances, Guarantees and Acquisitions

The Borrower will not, and will not permit any of the Subsidiaries to, purchase, hold or acquire (including pursuant to any merger) any Capital Stock, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions (including pursuant to any merger)) any assets of any other Person constituting a business unit, or purchase, hold or acquire any “derivative” (other than a Hedging Agreement permitted by Section 7.07), except:

(a)	Permitted Investments;

(b)	investments existing on the Effective Date and set forth in Schedule 7.04;

(c)     investments made by the Borrower in the equity securities of the Subsidiaries; provided that any such equity securities owned by the Borrower shall become Pledged Equity pursuant to the Security Agreement;

(d)     investments made by a Subsidiary in the equity securities of any other Subsidiary; provided that any such equity securities owned by such Subsidiary shall become Pledged Equity pursuant to the Security Agreement;

(e)     loans or advances made by any Subsidiary to any other Subsidiary; provided that (i) any such loans or advances constituting Pledged Debt shall be evidenced by a promissory note which shall be pledged pursuant to the Security Agreement and (ii) the aggregate amount of all loans and advances made by the Borrower and the Domestic Subsidiaries to all Subsidiaries that are not a Domestic Subsidiary shall not exceed $3,000,000 at any time outstanding;

(f)      loans or advances made by the Borrower to any Subsidiary; provided that (i) any such loans or advances constituting Pledged Debt shall be evidenced by a promissory note which shall be pledged pursuant to the Security Agreement and (ii) the aggregate amount of all loans and advances made by the Borrower and the Domestic Subsidiaries to all Subsidiaries that are not a Domestic Subsidiary shall not exceed $3,000,000 at any time outstanding;

(g)	acquisitions made by any Subsidiary from any other Subsidiary;

(h)	acquisitions made by the Borrower from any Subsidiary;

(i)      Permitted Acquisitions by the Borrower or any Subsidiary; provided that the Borrower shall have delivered to the Administrative Agent and the Lenders not less than 10 Business Days prior to the consummation of any such Permitted Acquisition a certificate of a Financial Officer of the Borrower in form and substance satisfactory to the Administrative Agent and the Required Lenders evidencing projected pro forma compliance with Sections 7.12 and 7.13 after giving effect to such Permitted Acquisition for the period from the date of such Permitted Acquisition to the Revolving Maturity Date;

(j)	Indebtedness permitted to be incurred pursuant to Section 7.01(a);

(k)     investments made by the Borrower or any Subsidiary in any new Subsidiary of the Borrower or any Subsidiary (including, without limitation, a new Subsidiary acquired in connection with a Permitted Acquisition); provided, that after giving effect to such investment the aggregate stockholders’ equity of all direct or indirect non-wholly-owned Subsidiaries of the Borrower is not greater than 10% of the Consolidated stockholders’ equity of the Borrower determined in accordance with GAAP on a basis consistent with the financial statements delivered pursuant to Section 6.01(a); and

(l)	other investments in an aggregate amount not to exceed $3,000,000.

Section 7.05	Asset Sales

The Borrower will not, and will not permit any of the Subsidiaries to, sell, transfer, lease or otherwise dispose (including pursuant to a merger) of any asset, including any equity securities, nor will the Borrower permit any of the Subsidiaries to issue any additional shares of its equity securities, except:

(a)     sales, transfers and other dispositions of inventory, used or surplus equipment, Intellectual Property and Permitted Investments, in each case in the ordinary course of business;

(b)     sales, transfers, leases and other dispositions made by any Subsidiary to any other Subsidiary;

(c)     sales, transfers, leases and other dispositions made by the Borrower to any Subsidiary;

(d)     the sale of the Borrower’s real property located at One Merrick Avenue, Westbury, New York; and

(e)     if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, other sales, transfers, leases or dispositions of assets by the Borrower and the Subsidiaries provided that (i) the aggregate fair market value of all assets sold, transferred, leased or otherwise disposed of in reliance upon this Section 7.05(e) shall not exceed 10% of the book value of the assets of the Borrower and the Subsidiaries on a Consolidated basis as set forth on the financial statements of the Borrower most recently delivered pursuant to Section 6.01(a) (or if not such financial statements have been delivered pursuant to Section 6.01(a), the financial statements referred to in clause (i) of Section 4.04(a)) and (ii) all sales, transfers, leases and other dispositions permitted by this Section 7.05(e) shall be made for fair value and not less than 80% of the consideration received in respect thereof shall be in cash.

Section 7.06	Sale and Lease-Back Transactions

The Borrower will not, and will not permit any of the Subsidiaries to, enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

Section 7.07	Hedging Agreements

The Borrower will not, and will not permit any of the Subsidiaries to, enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.

Section 7.08	Restricted Payments

The Borrower will not, and will not permit any of the Subsidiaries to, declare or make, or agree to pay for or make, directly or indirectly, any Restricted Payment, except that (a) the Borrower may (i) declare and pay dividends with respect to its equity securities payable (1) in additional shares of its equity securities or (2) in cash and (ii) repurchase shares of its common stock in open market transactions; provided that, (x) after giving effect to any such payment of dividends or repurchase of common stock, the Interest Coverage Ratio, calculated on a pro forma basis as if such dividends or stock repurchases had been made on the last day of the most recently ended fiscal quarter of the Borrower, shall not be less than the amount set forth in Section 7.13 with respect to such fiscal quarter and (y) before and after giving effect to such dividends or repurchase no Default shall exist or result therefrom and (b) any Subsidiary may declare and pay dividends to the Borrower or any other Subsidiary.

Section 7.09	Transactions with Affiliates

The Borrower will not, and will not permit any of the Subsidiaries to, sell, transfer, lease or otherwise dispose (including pursuant to a merger) any property or assets to, or purchase, lease or otherwise acquire (including pursuant to a merger) any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arms-length basis from unrelated third parties, provided that this Section shall not apply to any transaction that is permitted under Section 7.01, 7.03, 7.04, 7.05 or 7.08 between or among the Loan Parties and not involving any other Affiliate.

Section 7.10	Restrictive Agreements

The Borrower will not, and will not permit any of the Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its equity securities or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any

other Subsidiary, provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the Effective Date identified on Schedule 7.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of this Section 7.10 shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of this Section 7.10 shall not apply to customary provisions in leases restricting the assignment thereof.

Section 7.11	Amendment of Material Documents

The Borrower will not, and will not permit any Subsidiary to, amend, modify or waive any of its rights under its Organizational Documents, other than immaterial amendments, modifications or waivers that would not reasonably be expected to adversely affect the Credit Parties.

Section 7.12	Leverage Ratio

The Borrower will not permit the Leverage Ratio at any time to be greater than (a) 3.00 to 1.00 or (b) upon the written request of the Borrower to the Administrative Agent not later than ten (10) Business Days after the consummation by the Borrower or any Subsidiary of a Permitted Acquisition, 3.50 to 1.00 for the period of four fiscal quarters immediately succeeding the consummation of such Permitted Acquisition; provided that (i) at the time of such request, no Event of Default shall have occurred and be continuing and (ii) the Borrower shall not have requested an adjustment of the Leverage Ratio pursuant to this Section 7.12 at any time during the four fiscal quarters immediately preceding such request.

Section 7.13	Interest Coverage Ratio

The Borrower shall not permit the Interest Coverage Ratio as of the last of any fiscal quarter to be less than 4.00 to 1.00.

Section 7.14	Prepayments of Indebtedness

The Borrower will not, and shall not permit any Subsidiary to, pay or obligate itself to prepay any Indebtedness (other than Indebtedness under the Loan Documents).

Section 7.15	Capital Expenditures

The Borrower shall not make any Capital Expenditures (including the incurrence of any Capital Lease Obligations) or incur any obligation to make any Capital Expenditure or permit any Subsidiary to do so, (a) during the period from the Effective Date through December 31, 2007 in an aggregate amount in excess of $25,000,000, and (b) in any fiscal year thereafter in an aggregate amount in excess of $10,000,000 plus, in the event that Capital Expenditures made or incurred during any fiscal year (commencing with the fiscal year ending December 31, 2008) are less than $10,000,000, an amount equal to such unused amount may be carried forward to the immediately succeeding fiscal year, provided that (i) no amounts once carried forwarded to the next fiscal year may be carried forward to the fiscal years thereafter and (ii) all Capital Expenditures made or incurred in any fiscal year shall be applied first to reduce the amount of Capital Expenditures permitted to be made or incurred in such fiscal year pursuant to this Section 7.15 without giving effect to any amounts permitted to be carried forward to such fiscal year from the immediately preceding fiscal year and then to reduce the amount carried forward.

Section 7.16	Fiscal Year

The Borrower shall not, and shall not permit any Subsidiary to, change its fiscal year from a year ending on December 31, consisting of four fiscal quarters ending March 31, June 30, September 30 and December 31, respectively.

Section 7.17	ERISA Obligations

The Borrower shall not be or become obligated, directly or contingently, under or in respect of any pension or other employee benefit plan which is subject to the provisions of Title IV of ERISA which could reasonably be expected to have a Material Adverse Effect.

ARTICLE 8.	EVENTS OF DEFAULT

Section 8.01	Events of Default

Each of the following events shall constitute an “Event of Default”:

(a)        the Borrower shall fail (i) to pay any principal of any Loan or in respect of any Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise or (ii) make any deposit into the Cash Collateral Account when required hereby; or

(b)        the Borrower shall fail to pay any interest on any Extension of Credit or any fee, commission or any other amount (other than an amount referred to in clause (a) of this Section 8.01) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days; or

(c)        any representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made; or

(d)        the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Sections 6.02, 6.03, 6.08, 6.11, 6.12, 6.13 or 6.14 or in Article 7; or

(e)        any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document to which it is a party (other than those specified in clauses (a), (b) or (d) of this Section 8.01), and such failure shall continue unremedied for a period of 30 days after such Loan Party shall have obtained knowledge thereof; or

(f)        the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period); or

(g)        any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this clause (g) shall not apply to secured Indebtedness that becomes due solely as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; or

(h)        an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Guarantor or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Guarantor or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(i)        the Borrower or any Guarantor shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 8.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Guarantor or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or

(j)        the Borrower or any Guarantor shall become unable, admit in writing its inability or fail generally to pay its debts as they become due; or

(k)        one or more judgments for the payment of money in an aggregate amount in excess of $1,000,000 shall be rendered against the Borrower or any Guarantor or any combination thereof and the same shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Guarantor to enforce any such judgment; or

(l)        an ERISA Event shall have occurred that, in the judgment of the Required Lenders reasonably exercised, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

(m)        any Loan Document shall cease, for any reason, to be in full force and effect, or any Loan Party shall so assert in writing or shall disavow any of its obligations thereunder; or

(n)        any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document; or

(o)	a Change in Control shall occur.

Section 8.02	Contract Remedies

Upon the occurrence of an Event of Default or at any time thereafter during the continuance thereof,

(a)        in the case of an Event of Default specified in Section 8.01(h) or 8.01(i), without declaration or notice to the Borrower, the Revolving Commitments (including the Letter of Credit Commitment) shall immediately and automatically terminate, and the Loans, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents shall immediately become due and payable, and

(b)        in all other cases, upon the direction of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare all of the Revolving Commitments (including the Letter of Credit Commitment) to be terminated forthwith, whereupon such Revolving Commitments (including the Letter of Credit Commitment) shall immediately terminate, or declare the Loans, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.

In the event that the Loans, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents shall have been declared due and payable pursuant to the provisions of this Section 8.02, (i) the Administrative Agent (A) upon the direction of the Required Lenders, shall proceed to enforce the rights of the holders of the Notes and the Reimbursement Obligations by suit in equity, action at law and/or other appropriate proceedings, whether for payment or the specific performance of any covenant or agreement contained in the Loan Documents and (B) may exercise any and all rights and remedies provided to the Administrative Agent by the Loan Documents and applicable law and (ii) the Borrower shall deposit Cash Collateral in the Cash Collateral Account in an amount equal to the Letter of Credit Exposure after giving effect to all payments required under this Section 8.02. Except as otherwise expressly provided in the Loan Documents, the Borrower expressly waives presentment, demand, protest and all other notices of any kind in connection with the Loan Documents. The Borrower hereby further expressly waives and covenants not to assert any appraisement, valuation, stay, extension, redemption or similar laws, now or at any time hereafter in force which might delay, prevent or otherwise impede the performance or enforcement of any Loan Document.

ARTICLE 9.	THE ADMINISTRATIVE AGENT

Section 9.01	Appointment

Each Credit Party hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

Section 9.02	Individual Capacity

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

Section 9.03	Exculpatory Provisions

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Credit Parties as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any of the Subsidiaries or any other Loan Party that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Credit Parties as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Credit Party (and, promptly after its receipt of any such notice, it shall give each Credit Party and the Borrower notice thereof), and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth therein, (iv) the validity, enforceability, effectiveness or genuineness thereof or any other agreement, instrument or other document or (v) the satisfaction of any condition set forth in Article 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.04	Reliance by Administrative Agent

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05	Performance of Duties

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent, provided that no such delegation shall serve as a release of the Administrative Agent or waiver by the Borrower or the Borrower of any rights hereunder. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.06	Resignation; Successors

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section, the Administrative Agent may resign at any time by notifying the Credit Parties and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the approval of the Borrower (provided that such approval shall not be required if a Default has occurred and is continuing), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Credit Parties, appoint a successor Administrative Agent which shall be another Lender or a bank, finance company or other financial institution with a combined capital and surplus of at lease $500,000,000 having an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Section 9.07	Non-Reliance By Credit Parties

Each Credit Party acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Credit Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Credit Party also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Credit Party and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon any Loan Document, any related agreement or any document furnished thereunder.

Section 9.08	Agents

None of the banks or other Persons identified on the cover page of this Agreement or in the preamble to this Agreement as a “syndication agent”, “documentation agent”, “lead arranger” or “joint lead arranger” shall have any right, power, obligation, liability, responsibility or duty to any Person under this Agreement, any of the other Loan Documents or otherwise, other than HSBC Bank USA, National Association in its capacity as Administrative Agent and each Lender in its capacity as a Lender. Without limiting the foregoing, none of such banks or other Persons so identified shall have or be deemed to have any fiduciary relationship with any other such bank or other Person but such banks or other Persons shall have the benefit of the provisions of Section 9.02.

ARTICLE 10.	MISCELLANEOUS

Section 10.01	Notices

Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)        if to the Borrower, to it at Lifetime Brands, Inc., One Merrick Avenue, Westbury, New York 11590, Attention: Chief Financial Officer (Telephone No. (516) 683-6000; Telecopy No. (516) 450-1017);

(b)        if to the Administrative Agent, to it at HSBC Bank USA, National Association, Agent Servicing Department, One HSBC Center, 26th Floor, Buffalo, New York 14203, Attention of: Donna Riley (Telephone No. (716) 841-4178; Telecopy No. (716) 841-0269); with a copy to HSBC Bank USA, National Association, 534 Broadhollow Road, Melville, New York 11747, Attention of: Alan Harris (Telephone No. (631) 752-4333; Telecopy No. (631) 752-4340);

(c)        if to any other Credit Party, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 10.02	Waivers; Amendments

(a)        No failure or delay by any Credit Party in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Credit Parties under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 10.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Credit Party may have had notice or knowledge of such Default at the time.

(b)        Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders, provided that no such agreement shall (i) increase the Revolving Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Extension of Credit,or reduce the rate of interest thereon (except in connection with a waiver of the applicability of any post-default increase in interest rates), or reduce any fees or other amounts payable under the Loan Documents, or reduce the amount of any scheduled reduction of any Revolving Commitment, without the written consent of each Credit Party affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any, or any interest thereon, or any fees or other amounts payable under the Loan Documents, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of reduction or expiration of any Commitment, without the written consent of each Credit Party affected thereby, (iv) change any provision hereof in a manner that would alter the pro rata sharing of payments required by any Loan Document, without the written consent of each Credit Party, (v) change any of the provisions of this Section 10.02(b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi) release any Guarantor from its Guarantee under the Guarantee Agreement (except as expressly provided in the Guarantee Agreement), or limit its liability in respect of such Guarantee, without the written consent of each Lender or (vii) release of any of the Collateral from the Liens of the Loan Documents (except as expressly provided in the Security Agreement), without the consent of each Lender, and provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Swing Line Lender or the Issuer hereunder without the prior written consent of the Administrative Agent, the Swing Line Lender or the Issuer, as the case may be.

Section 10.03	Expenses; Indemnity; Damage Waiver

(a)        The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions of any Loan Document (whether or not the transactions contemplated thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses (other than Taxes) incurred by any Credit Party, including the fees, charges and disbursements of any counsel (including any in-house counsel, whether or not on an out-of-pocket basis) for any Credit Party, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section 10.03, or in connection with the Extensions of Credit made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Extensions of Credit or during any proceeding under any federal, state or foreign bankruptcy, insolvency, reorganization, receivership or similar law now or hereafter in effect.

(b)        The Borrower shall indemnify each Credit Party and each Related Party thereof (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Extension of Credit or the use of the proceeds, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of the Subsidiaries or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or that such indemnity relates to Taxes.

(c)        To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraphs (a) or (b) of this Section 10.03, each Lender severally agrees to pay to the Administrative Agent an amount equal to the product of such unpaid amount multiplied by a fraction, the numerator of which is the sum of such Lender’s Revolving Commitment and the denominator of which is the sum of the total of all Lenders’ Revolving Commitments (in each case determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as applicable, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d)        To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement, instrument or other document contemplated thereby, the Transactions or any Loan or the use of the proceeds thereof.

(e)        All amounts due under this Section 10.03 shall be payable promptly but in no event later than thirty days after written demand therefor.

Section 10.04	Successors and Assigns

(a)        The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Credit Party (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each Credit Party) any legal or equitable right, remedy or claim under or by reason of any Loan Document.

(b)        Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans at the time owing to it), provided that (i) except in the case of an assignment to a Lender or an Affiliate or an Approved Fund of a Lender, each of the Borrower and the Administrative Agent must give its prior written consent to such assignment (such consents shall not be unreasonably withheld or delayed), (ii) except in the case of an assignment to a Lender or an Affiliate or an Approved Fund of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment, the amount of the Revolving Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless the Borrower and the Administrative Agent otherwise consent, (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance together with, unless otherwise agreed by the Administrative Agent, a processing and recordation fee of $3,500, and (iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire, and provided further, that any consent of the Borrower otherwise required under this paragraph shall not be required if a Default has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section 10.04, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under the Loan Documents, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under the Loan Documents (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.05, 3.06, 3.07 and 10.03). Any assignment or transfer by a Lender of rights or obligations under the Loan Documents that does not comply with this paragraph shall be treated for purposes of the Loan Documents as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section 10.04. Notwithstanding anything to the contrary, an assignee Lender shall not be entitled to receive any greater payment under Sections 3.05 or 3.07 than the assigning Lender would have been entitled to receive with respect to the interest so assigned unless the assignment of such interest is made with the Borrower’s prior written consent

(c)        The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York City a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Revolving Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent clearly demonstrable error, and the Borrower and each Credit Party may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Credit Party, at any reasonable time and from time to time upon reasonable prior notice.

(d)        Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 10.04 and any written consent to such assignment required by paragraph (b) of this Section 10.04, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e)        Any Lender may, without the consent of the Borrower orany Credit Party, sell participations to one or more banks or other entities other than the Borrower, any Subsidiary or any Affiliate of the Borrower or any Subsidiary (each such bank or other entity being called a “Participant”) in all or a portion of such Lender’s rights and obligations under the Loan Documents (including all or a portion of its Commitment and the Loans owing to it), provided that (i) such Lender’s obligations under the Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties and the Credit Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of any Loan Documents, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to Section 10.04(f), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.05 and 3.06 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.09(c) as though it were a Lender.

(f)        A Participant shall not be entitled to receive any greater payment under Sections 3.05 or 3.07 than the Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.07 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.07(e) as though it were a Lender.

(g)        Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under the Loan Documents to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 10.04 shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations under the Loan Documents or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.05	Survival

All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of any Loan Document and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under the Loan Documents is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 3.05, 3.06, 3.07 and 10.03 and Article 9 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 10.06	Counterparts; Integration; Effectiveness

This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which, when taken together, shall constitute but one contract. This Agreement and any separate letter agreements with respect to fees payable to any Credit Party constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.07	Severability

In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.08	Right of Setoff

If an Event of Default shall have occurred and be continuing, each of the Lenders and their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by it to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by it, irrespective of whether or not it shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each of the Lenders and their respective Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that it may have.

Section 10.09	Governing Law; Jurisdiction; Consent to Service of Process

(a)        This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

(b)        Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that, to the extent permitted by applicable law, all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents in the courts of any jurisdiction.

(c)        Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any court referred to in paragraph (b) of this Section 10.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)        Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.10	WAIVER OF JURY TRIAL

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER

AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11	Headings

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12	Interest Rate Limitation

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “charges”), shall exceed the maximum lawful rate (the “maximum rate”) that may be contacted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all of the charges payable in respect thereof, shall be limited to the maximum rate and, to the extent lawful, the interest and the charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.12 shall be cumulated, and the interest and the charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the maximum rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

Section 10.13	USA Patriot Act Notice

Each of the Administrative Agent and each Lender hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Administrative Agent and such Lender to identify the Borrower in accordance with the Patriot Act.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LIFETIME BRANDS, INC.

By:/s/ Robert McNally Robert McNally Chief Financial Officer

Lifetime Brands Amended and Restated Credit Agreement Signature Page

HSBC BANK USA, NATIONAL ASSOCIATION, as Administrative Agent, Issuer and Lender

By: /s/ Alan Harris Name:Alan Harris Title Vice President

Lifetime Brands Amended and Restated Credit Agreement Signature Page

JPMORGAN CHASE BANK, N.A., as Syndication Agent and Lender

By: /s/ Willian Ewing Name:William Ewing Title Senior Vice President

Lifetime Brands Amended and Restated Credit Agreement Signature Page

CITIBANK, N.A., as Co-Documentation Agent and Lender

By: /s/ Edward Nallan Name:Edward P. Nallan Title Vice President

Lifetime Brands Amended and Restated Credit Agreement Signature Page

WACHOVIA BANK, NATIONAL ASSOCIATION, as Co-Documentation Agent and Lender

By:/s/ Thomas Snider Name:Thomas F. Snider Title Senior Vice President

Lifetime Brands Amended and Restated Credit Agreement Signature Page

SCHEDULE 2.01

Amendment No. 1 Effective Date Commitments

Lender	Commitment
HSBC Bank USA, National Association	$40,000,000
JPMorgan Chase Bank, N.A.	$36,666,668
Citibank, N.A.	$36,666,666
Wachovia Bank, National Association	$36,666,666
TOTAL	$150,000,000

SCHEDULE 2.11

Existing Letters of Credit

SEE ATTACHED SCHEDULE

SCHEDULE 4.06

Disclosed Matters

NONE

SCHEDULE 4.12

Subsidiaries

Subsidiary	% Owned
Outlet Retail Stores, Inc. Incorporated in the state of Delaware	100%

M. Kamenstein Corp. Incorporated in the state of Delaware	100%

Lifetime Brands, Inc (HK) Limited (Hong Kong) – (non-operating)	100%

The Pfaltzgraff Co. Incorporated in the state of Delaware	100%

Pfaltzgraff Factory Stores, Inc. Incorporated in the state of Delaware	100%

Syratech Acquisition Corporation Incorporated in the state of Delaware	100%

Luxury Tabletop Collection, Inc. Incorporated in the state of Delaware	100%

Wallace Silversmiths de Puerto Rico Ltd. A limited liability company formed under the laws of the Cayman Islands	100%

SCHEDULE 4.13

Insurance

See Attached

SCHEDULE 7.01

Existing Indebtedness

Other Existing Indebtedness:	Amount	Date
4.75% Convertible Senior Notes due 2011	$75,000,000	10/25/06

Outstanding Loans to Subsidiary:

None.

Guarantee(s) of Indebtedness:

None other than guarantees of real property leases and other similar obligations of the Borrower’s operating subsidiaries.

Capitalized Leases:

Lender	Description	Total Amount outstanding at October 25, 2006
Strata Systems	Westbury Design Equipment	$ 19,589.00
Crown	Robbinsville Warehouse Vehicles	$482,389.00
Raymond	Robbinsville Warehouse Vehicles	$348,525.00

Notes Payable Related to Acquisitions:

None.

SCHEDULE 7.02

LIFETIME BRANDS, INC.

Existing Liens and Security Interests

[Note that this schedule does not include liens in favor of lender.]

Debtor	Secured Party	Location of Filing	Date of Filing	Filing Number	Collateral
Lifetime Brands Inc.	Canon Business Solutions-East, Inc.	Delaware Secretary of State	5/10/2005	51428003	Equipment relating to Lease #2614863 – 1 CLC 1140 copier
Lifetime Brands Inc.	Raymond Leasing Corporation	Delaware Secretary of State	9/1/2005	52801141	Specific equipment, such as lift trucks, pallet trucks, batteries and other warehouse equipment.
Lifetime Brands Inc.	Crown Credit Company	Delaware Secretary of State	9/20/2005	52899699	Specific equipment, such as lift trucks, pallet trucks, batteries and other warehouse equipment.
Lifetime Brands Inc.	Crown Credit Company	Delaware Secretary of State	10/13/2005	53163194	Specific equipment, such as lift trucks, pallet trucks, batteries and other warehouse equipment.
Lifetime Brands Inc.	Crown Credit Company	Delaware Secretary of State	10/13/2005	53163236	Specific equipment, such as lift trucks, pallet trucks, batteries and other warehouse equipment.
Lifetime Brands Inc.	Court Square Leasing Corporation	Delaware Secretary of State	6/1/2006	61848746	Specific equipment, such as lift trucks, pallet trucks, batteries and other warehouse equipment.
Lifetime Brands Inc.	Crown Credit Corporation	Delaware Secretary of State	10/18/2006	63621521	Specific equipment, such as lift trucks, pallet trucks, batteries and other warehouse equipment.

SCHEDULE 7.04

Existing Investments

None other than investments in Borrower’s operating subsidiaries.

SCHEDULE 7.10

Existing Restrictions

NONE

EXHIBIT A

FORM OF ASSIGNMENT AND ACCEPTANCE

Reference is made to the Second Amended and Restated Credit Agreement, dated as of October 31, 2006 (as amended, restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Credit Agreement”), among Lifetime Brands, Inc., as Borrower, the Lenders named therein and HSBC Bank USA, National Association, as Administrative Agent. Terms defined in the Credit Agreement are used herein with the same meanings.

The Assignor named below hereby sells and assigns, without recourse, to the Assignee named below, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date, the interests set forth below (the “Assigned Interest”) in the Assignor's rights and obligations under the Credit Agreement, including, without limitation, the interests set forth below in [the Revolving Commitment of the Assignor on the Assignment Date and the Revolving Loans and Letter of Credit Exposure owing to the Assignor that are outstanding on the Assignment Date]1, but excluding accrued interest and fees to and excluding the Assignment Date. The Assignee hereby acknowledges receipt of a copy of the Credit Agreement. From and after the Assignment Date, (a) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, have the rights and obligations of a Lender under the Loan Documents and (b) the Assignor shall, to the extent of the Assigned Interest, relinquish its rights and be released from its obligations under the Loan Documents.

This Assignment and Acceptance is being delivered to the Administrative Agent, together with (a) if the Assignee is a Foreign Lender, any documentation required to be delivered by the Assignee pursuant to Section 3.07(e) of the Credit Agreement, duly completed and executed by the Assignee, and (b) except as otherwise provided in Section 10.04(b) of the Credit Agreement, if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Assignee. The [Assignee/Assignor]2 shall pay the fee payable to the Administrative Agent pursuant to Section 10.04(b) of the Credit Agreement.

THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee's Address for Notices:

Effective Date of
Assignment (the “Assignment Date”):

___________________________
1. Delete inapplicable term(s).

2. Delete inapplicable term(s).

[Revolving Commitment Assigned:

Principal Amount of Revolving Loans Assigned:

Principal Amount of Letter of Credit Exposure Assigned ]3

The terms set forth above are hereby agreed to:

[Name of Assignor], as Assignor
By:____________________________
Name:____________________________
Title:____________________________
[Name of Assignee], as Assignee
By:____________________________
Name:____________________________
Title:____________________________

___________________________
3. Delete inapplicable term(s).

The undersigned hereby consents to the within assignment:4

LIFETIME BRANDS, INC.	HSBC BANK USA, NATIONAL ASSOCIATION, as Administrative Agent
By:____________________________	By:____________________________
Name:____________________________	Name:____________________________
Title:____________________________	Title:____________________________

___________________________
4.Consents to be included to the extent required by Section 10.04(b) of the Credit Agreement.

EXHIBIT B

FORM OF OPINION OF BORROWER’S COUNSEL

[SEE ATTACHED]

October 31, 2006

HSBC Bank USA, National Association

in its separate capacity as the

Administrative Agent

Agent Servicing Department

One HSBC Center

Buffalo, New York 14203

HSBC Bank USA, National Association

in its capacity as a Lender

Agent Servicing Department

One HSBC Center

Buffalo, New York 14203

Re:	Lifetime Brands, Inc.

Dear Sir/Madam:

We have acted as counsel to Lifetime Brands, Inc. (the “Borrower”), a Delaware corporation, in connection with a $150,000,000 credit facility from HSBC Bank USA, National Association (“HSBC”), and the other financial institutions which are parties to and defined as Lenders (collectively, the “Lenders”), to the Borrower pursuant to a Second Amended and Restated Credit Agreement (the “Credit Agreement”) dated the date hereof. We have also acted as counsel to Outlet Retail Stores, Inc., M. Kamenstein Corp., The Pfaltzgraff Co., Pfaltzgraff Factory Stores, Inc., Luxury Tabletop Collection, Inc. and Syratech Acquisition Corporation, all of which also are Delaware corporations (each a “Subsidiary” and collectively the “Subsidiaries”), the Guarantors under the Credit Agreement. Capitalized terms used herein without definition are used as defined in the Credit Agreement.

As such, we have examined the following Loan Documents:

1.	Credit Agreement;
2.	Amended and Restated Security Agreement;
3.	Amended and Restated Guaranty;
4.	The Swing Line Note and each Revolving Note (the “Notes”); and
5.	Certificates of Borrower and the Subsidiaries certifying as to certain matter relating to the Credit Agreement and the Loans.

We also have examined the originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and instruments as in our

HSBC Bank USA, National Association

October 31, 2006

judgment are necessary or appropriate to enable us to render the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures (other than those of Borrower or the Guarantors), the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents. We have also assumed that the Loan Documents executed by the Lenders have been signed on behalf of the Lenders by persons duly and properly authorized.

Where reference is made in this opinion to matters within our knowledge, or to facts and circumstances known to us, such reference means the knowledge of William Cornachio and Laurence Hughes who are the only attorneys within the firm who have given substantive attention to matters for the Borrower and the Subsidiaries, as well as the knowledge pertaining to underlying factual matters we obtained from certificates and representations and warranties of the Borrower and the Subsidiaries, as set forth in the Loan Documents, without any investigation on our part of the facts represented therein (except as otherwise expressly noted herein), although we know of no reason why we may not rely upon them. In addition, we have made such investigations of law as we deemed necessary to enable us to render this opinion.

On the basis of the foregoing and such other investigations as we have deemed necessary, we are of the opinion that:

1.         Each of the Borrower and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to carry on its business as now conducted, and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

2.         Each of the Borrower and each of its Subsidiaries has full legal power and authority to enter into, execute, deliver and perform the terms of the LoanDocuments to which it is a party, all of which have been duly authorized by all proper and necessary corporate or other applicable action, and such action is in compliance with its respective certificate of incorporation and by-laws.

3.         The Borrower and each of its Subsidiaries has duly executed and delivered the Loan Documents to which it is a party and each Loan Document (other than the Notes) constitutes, and the Notes, when issued and delivered pursuant to the Credit Agreement for value received, will constitute, the valid and legally binding obligations of the Borrower or such Subsidiary, as the case may be, enforceable in accordance with their respective terms.

4.         The execution, delivery and performance of each Loan Document by the Borrower and each Subsidiary to the extent a party thereto (a) do not (i) require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect or (ii) violate the charter, by-laws or

HSBC Bank USA, National Association

October 31, 2006

other organizational documents of the Borrower or any of the Subsidiaries, or (b) to our knowledge, (i) will not violate any applicable law or regulation or any order of any Governmental Authority, (ii) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of the Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of the Subsidiaries and (iii) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of the Subsidiaries (other than Liens permitted by Section 7.02 of the Credit Agreement).

5.         To our knowledge, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or threatened against or affecting the Borrower or any of the Subsidiaries (i) that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that challenge the validity of any Loan Document or the execution, delivery or performance of the Loan Documents by the Borrower and each Subsidiary to the extent a party thereto.

6.         To our knowledge, the Borrower and each Subsidiary is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

7.         Neither the Borrower nor any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

8.         Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

9.         The provisions of the Amended and Restated Security Agreement are sufficient to grant a security interest in the Administrative Agent's favor in those items and types of Collateral in which Borrower has ownership rights and a security interest may be created under Article 9 of the Uniform Commercial Code.

10.       Assuming that the Administrative Agent has taken and is retaining possession in the State of New York of the stock certificates evidencing the Pledged Stock described in the Amended and Restated Security Agreement and the Administrative Agent has taken such Pledged Stock in good faith without notice (actual or constructive) of any adverse claim within the meaning of the Uniform Commercial Code, there has been created under the Amended and Restated Security Agreement, and there has been granted to the Administrative Agent a valid and perfected security interest and lien upon the Pledged Stock to the extent a security interest may be obtained by possession under the Uniform Commercial Code.

HSBC Bank USA, National Association

October 31, 2006

The opinions in paragraphs 9 and 10 are subject to the qualification that we express no opinion as to:

(a)        Any Collateral as to which both the creation and perfection of the Security Interest therein is not covered by Article 9 of the UCC;

(b)        Any Collateral consisting of goods with respect to which a Security Interest cannot be perfected by filing UCC Financing Statements in appropriate public offices or by possession;

(c)        Any Collateral consisting of commercial tort claims (as defined in Section 9-102(13) of the UCC) or goods that are or become fixtures on any real property;

(d)	The title of Borrowers to any Collateral; and

(e)        Perfection and priority of any Collateral consisting of "proceeds" (as defined in Article 9 of the UCC) to the extent such perfection and priority are limited as set forth in Section 9-315 of the UCC.

All of the foregoing opinions are subject further to the following qualifications:

(a)        Enforceability of your rights and remedies provided in the Loan Documents are subject to any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting generally the enforcement of creditors' rights from to time in effect, and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity, at law or in a bankruptcy proceeding) and assumes that you will act in a commercially reasonable manner in exercising your rights and remedies.

(b)        Enforceability of certain of the remedial, waiver and other provisions of the Loan Documents may be further subject to other provisions of law or to judicial discretion; provided, however, that such other provisions, or the exercise of such discretion, will not, in our opinion, materially interfere with the practical realization of the benefits provided for therein.

(c)        We express no opinion as to the possible effect of the application of state uniform fraudulent conveyance statutes, Section 548 of the Federal Bankruptcy Code or similar laws, or the doctrine of equitable subordination on enforceability against the Borrower or any Guarantor of the Loan Documents and the transactions effective pursuant thereto. The fact that we do not express any such opinion shall not be construed to imply that we have reached any conclusion or even considered application of such provisions of law to these transactions. Rather it reflects our policy not to render opinions relating to such laws because they involve numerous determinations of questions of fact and mixed questions of law and fact that are not appropriate subject matter for legal opinions.

HSBC Bank USA, National Association

October 31, 2006

(d)        The opinions concerning the legality, validity and binding effect of the Loan Documents are based on the assumption that to the extent the Lenders are a party thereto, they will constitute legal, valid and binding obligations of the Lenders.

(e)        We express no opinion with respect to or regarding any matters pertaining to patents, trademarks or copyrights.

(f)        We express no opinion as to (i) the priority or perfection of any lien or security interest created by any of the Loan Documents and (ii) the actual filing of any Financing Statement.

We are licensed to practice law in the State of New York and do not hold ourselves out to be experts on, or generally familiar with or qualified to express a legal opinion on, the laws of any jurisdiction other than those of the State of New York, Delaware corporate law (to the extent necessary to give this opinion) and the United States.

This opinion is intended solely for the benefit of (i) HSBC, in its capacity as the Administrative Agent, (ii) HSBC, in its capacity as a Lender and (iii) the other Lenders under the Credit Agreement, and without our consent is not to be made available to or relied upon by any other person or entity, and then only in connection with the Loan Documents and the transactions contemplated thereby. We consent to your making copies of this opinion letter available to the counsel, assignees or transferees of, and regulators having jurisdiction over the Administrative Agent and the Lenders.

Very truly yours,

Rivkin Radler, LLP

EXHIBIT C-1

FORM OF REVOLVING NOTE

$_____________	October 31, 2006

Melville, New York

FOR VALUE RECEIVED, the undersigned, LIFETIME BRANDS, INC., a Delaware corporation(the “Borrower”), hereby promises to pay to the order of _______________________________________ (the “Lender”) ______________ DOLLARS ($_____________) or if less, the unpaid principal amount of the Revolving Loans made by the Lender to the Borrower, in the amounts and at the times set forth in the Second Amended and Restated Credit Agreement, dated as of October 31, 2006 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders party thereto, and HSBC Bank USA, National Association, as Administrative Agent, and to pay interest from the date hereof on the principal balance of such Revolving Loans from time to time outstanding at the rate or rates and at the times set forth in the Credit Agreement, in each case at the office of the Administrative Agent located at One HSBC Center, Buffalo, New York, or at such other place as the Administrative Agent may specify from time to time, in lawful money of the United States of America in immediately available funds. Terms defined in the Credit Agreement are used herein with the same meanings.

The Revolving Loans evidenced by this Revolving Note are prepayable in the amounts, and under the circumstances, and their respective maturities are subject to acceleration upon the terms, set forth in the Credit Agreement. This Revolving Note is subject to, and should be construed in accordance with, the provisions of the Credit Agreement and is entitled to the benefits and security set forth in the Loan Documents.

The Lender is hereby authorized to record on the schedule annexed hereto, and any continuation sheets which the Lender may attach hereto, (a) the date of each Revolving Loan made by the Lender, (b) the class, Type and amount thereof, (c) the interest rate (without regard to the Applicable Margin)and Interest Period applicable to each Eurodollar Loan and (d) the date and amount of each conversion of, and each payment or prepayment of the principal of, any such Revolving Loan. The entries made in such schedule shall be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure to so record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Revolving Loans in accordance with the terms of the Credit Agreement.

Except as specifically otherwise provided in the Credit Agreement, the Borrower hereby waives presentment, demand, notice of dishonor, protest, notice of protest and all other demands, protests and notices in connection with the execution, delivery, performance, collection and enforcement of this Revolving Note.

THIS REVOLVING NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

LIFETIME BRANDS, INC.

By:_________________________

Name: _________________________

Title:_________________________

SCHEDULE TO REVOLVING NOTE

Date	Type of Loan	Amount of Loan	Amount of principal converted, paid or prepaid	Interest rate on Eurodollar Loans	Interest Period for Eurodollar Loans	Notation made by

EXHIBIT C-2

FORM OF SWING LINE NOTE

$15,000,000.00	October 31, 2006 Melville, New York

FOR VALUE RECEIVED, the undersigned, LIFETIME BRANDS, INC., a Delaware corporation(the “Borrower”), hereby promises to pay to the order of HSBC BANK USA, NATIONAL ASSOCIATION (the “Swing Line Lender”) FIFTEEN MILLION DOLLARS ($15,000,000.00) or if less, the unpaid principal amount of the Swing Line Loans made by the Swing Line Lender to the Borrower, in the amounts and at the times set forth in the Second Amended and Restated Credit Agreement, dated as of October 31, 2006, among the Borrower, the Lenders party thereto, and HSBC Bank USA, National Association, as Administrative Agent (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), and to pay interest from the date hereof on the principal balance of such Swing Line Loans from time to time outstanding at the rate or rates and at the times set forth in the Credit Agreement, in each case at the office of the Administrative Agent located at One HSBC Center, Buffalo, New York, or at such other place as the Administrative Agent may specify from time to time, in lawful money of the United States of America in immediately available funds. Terms defined in the Credit Agreement are used herein with the same meanings.

The Swing Line Loans evidenced by this Swing Line Note are prepayable in the amounts, and under the circumstances, and their respective maturities are subject to acceleration upon the terms, set forth in the Credit Agreement. This Swing Line Note is subject to, and should be construed in accordance with, the provisions of the Credit Agreement and is entitled to the benefits and security set forth in the Loan Documents.

The Lender is hereby authorized to record on the schedule annexed hereto, and any continuation sheets which the Lender may attach hereto, (a) the date of each Swing Line Loan, (b) the amount thereof and (c) the date and amount of each payment or prepayment of the principal of any such Swing Line Loan. The entries made in such schedule shall be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure to so record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Swing Line Loans in accordance with the terms of the Credit Agreement.

Except as specifically otherwise provided in the Credit Agreement, the Borrower hereby waives presentment, demand, notice of dishonor, protest, notice of protest and all other demands, protests and notices in connection with the execution, delivery, performance, collection and enforcement of this Swing Line Note.

THIS SWING LINE NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

LIFETIME BRANDS, INC.

By:__________________________

Name:__________________________

Title:__________________________

SCHEDULE TO SWING LINE NOTE

Date	Amount of Loan	Amount of principal paid or prepaid	Notation made by

EXHIBIT D

FORM OF AMENDED AND RESTATED GUARANTEE AGREEMENT

AMENDED AND RESTATED GUARANTEE AGREEMENT, dated as of October 31, 2006, among LIFETIME BRANDS, INC., a Delaware corporation (the “Borrower”), each of the subsidiaries of the Borrower listed on Schedule I hereto (each such subsidiary, individually, a “Guarantor” and, collectively, the “Guarantors”) and HSBC BANK USA, NATIONAL ASSOCIATION, as administrative agent under the Credit Agreement referred to in the next paragraph.

The Borrower, the Guarantors and HSBC Bank USA, National Association (as successor to The Bank of New York), as Administrative Agent, are parties to a Guarantee Agreement dated as of November 8, 2001 (as heretofore amended, supplement and modified, the “Original Guarantee Agreement”) pursuant to which the Guarantors guaranteed all of the Borrower’s obligations under the Credit Agreement, dated as of November 8, 2001 (as amended and restated pursuant to the Amended and Restated Credit Agreement dated as of July 28, 2004 among the Borrower, the lenders party thereto and The Bank of New York, as Administrative Agent, and as such Amended and Restated Credit Agreement has been amended, supplemented or otherwise modified from time to time, the “Original Credit Agreement”), among the Borrower, the lenders from time to time party thereto and HSBC Bank USA, National Association (as successor to The Bank of New York), as Administrative Agent.

The Borrower, certain Lenders and HSBC Bank USA, National Association, as successor Administrative Agent, have agreed to amend and restate the Original Credit Agreement pursuant to a Second Amended and Restated Credit Agreement dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, such Lenders party thereto and HSBC Bank USA, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

It is a condition to the obligation of the Lenders to make Loans and extensions of credit under the Credit Agreement that the Guarantors amend and restate the Original Guarantee Agreement on the terms and conditions set forth herein.

Accordingly, the parties hereto agree to amend and restate the Original Guarantee Agreement as follows:

Section 1.	Guarantee; Fraudulent Transfer, etc.; Contribution

(a)        Each Guarantor unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the Obligations. Each Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligation.

(b)        Anything in this Guarantee Agreement to the contrary notwithstanding, the obligations of each Guarantor hereunder shall be limited to a maximum aggregate amount equal to the greatest amount that would not render such Guarantor’s obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any provisions of applicable state law (collectively, the “fraudulent transfer laws”), in each case after giving effect to all other liabilities of such Guarantor, contingent or otherwise, that are relevant under the fraudulent transfer laws and after giving effect as assets to the value (as determined under the applicable provisions of the fraudulent transfer laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights of such Guarantor pursuant to (i) applicable law or (ii) any agreement providing for an equitable allocation among such Guarantor and other Affiliates of the Borrower of obligations arising under guarantees by such parties (including the agreements in paragraph (c) of this Section).

(c)        In addition to all rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to this paragraph), the Borrower agrees that (i) in the event a payment shall be made by any Guarantor hereunder, the Borrower shall indemnify such Guarantor for the full amount of such payment, and such Guarantor shall be subrogated to the rights of the person to whom such payments shall have been made to the extent of such payment, and (ii) in the event that any assets of any Guarantor shall be sold pursuant to any Loan Document to satisfy any claim of any Credit Party, the Borrower shall indemnify such Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold. Each Guarantor (a “contributing Guarantor”) agrees (subject to this paragraph) that, in the event a payment shall be made by any other Guarantor hereunder or assets of any other Guarantor shall be sold pursuant to any Loan Document to satisfy a claim of any Credit Party and such other Guarantor (the “claiming Guarantor”) shall not have been fully indemnified by the Borrower as provided in this paragraph, the contributing Guarantor shall indemnify the claiming Guarantor in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as applicable, in each case multiplied by a fraction the numerator of which shall be the net worth of the contributing Guarantor on the date hereof and the denominator of which shall be the aggregate net worth of all the Guarantors on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 20, the date of the Supplement hereto executed and delivered by such Guarantor). Any contributing Guarantor making any payment to a claiming Guarantor pursuant to this paragraph shall be subrogated to the rights of such claiming Guarantor under this paragraph to the extent of such payment. Notwithstanding any provision of this paragraph to the contrary, all rights of the Guarantors under this paragraph and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Obligations. No failure on the part of the Borrower or any Guarantor to make the payments required by this paragraph (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations under this paragraph, and each Guarantor shall remain liable for the full amount of the obligations of such Guarantor under this paragraph.

Section 2.	Obligations Not Waived

To the fullest extent permitted by applicable law, each Guarantor waives presentment to, demand of payment from, and protest to the Borrower of any of the Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. To

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the fullest extent permitted by applicable law, the obligations of each Guarantor hereunder shall not be affected by (a) the failure of the Administrative Agent or any other Credit Party to assert any claim or demand or to enforce or exercise any right or remedy against the Borrowers or any other Guarantor under the provisions of the Credit Agreement or any other Loan Document, or otherwise, (b) any rescission, waiver, amendment or modification of, or any release from, any of the terms or provisions of this Guarantee Agreement, any other Loan Document, any Guarantee or any other agreement, including with respect to any other Guarantor under this Guarantee Agreement or (c) the failure to perfect any security interest in, or the release of, any of the security held by or on behalf of the Administrative Agent or any other Credit Party.

Section 3.	Security

Each Guarantor authorizes the Administrative Agent and each other Credit Party to (a) take and hold security for the payment of the obligations under this Guarantee Agreement and the Obligationsand exchange, enforce, waive and release any such security, (b) apply such security and direct the order or manner of sale thereof as they in their sole discretion may determine and (c) release or substitute any one or more endorsees, other Guarantors or other obligors.

Section 4.	Guarantee of Payment

Each Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Credit Party to any of the security held for payment of the Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Credit Party in favor of the Borrower or any other person.

Section 5.	No Discharge or Diminishment of Guarantee

The obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any other Credit Party to assert any claim or demand or to enforce any remedy under the Credit Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations).

Section 6.	Defenses of Borrower Waived

To the fullest extent permitted by applicable law, each of the Guarantors waives any defense based on or arising out of any defense of the Borrower or any other Loan Party or the

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unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any other Loan Party, other than the final and indefeasible payment in full in cash of the Obligations. The Administrative Agent and the other Credit Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with the Borrower or any Guarantor or exercise any other right or remedy available to them against the Borrower or any Guarantor, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations have been fully, finally and indefeasibly paid in cash. Pursuant to applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrower or any other Guarantor, as applicable, or any security.

Section 7.	Agreement to Pay; Subordination

In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Credit Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower or any other Loan Party to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent or such other Credit Party as designated thereby in cash the amount of such unpaid Obligations. Upon payment by any Guarantor of any sums to the Administrative Agent or any Credit Party as provided above, all rights of such Guarantor against the Borrower arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations. In addition, any debt of the Borrower or any other Loan Party now or hereafter held by any Guarantor is hereby subordinated in right of payment to the prior indefeasible payment in full in cash of all of the Obligations. If any amount shall erroneously be paid to any Guarantor on account of (a) such subrogation, contribution, reimbursement, indemnity or similar right or (b) any such debt of the Borrower or such other Loan Party, such amount shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.

Section 8.	Information

Each Guarantor assumes all responsibility for being and keeping itself informed of each Loan Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent or the other Credit Parties will have any duty to advise any of the Guarantors of information known to it or any of them regarding such circumstances or risks.

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Section 9.        Representations and Warranties

Each of the Guarantors represents and warrants as to itself that all representations and warranties relating to it contained in the Credit Agreement are true and correct.

Section 10.	Termination

The guarantees made hereunder (a) shall terminate when all the Obligations have been indefeasibly paid in full in cash and the Lenders have no further commitment to lend or otherwise extend credit under the Credit Agreement and (b) shall continue to be effective or be reinstated, as applicable, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Credit Party or any Guarantor upon the bankruptcy or reorganization of any Loan Party or otherwise.

Section 11.	Binding Effect; Several Agreement; Assignments

Whenever in this Guarantee Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Guarantor that are contained in this Guarantee Agreement shall bind and inure to the benefit of each party hereto and its successors and assigns. This Guarantee Agreement shall become effective as to any Guarantor when a counterpart hereof executed on behalf of such Guarantor shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such Guarantor and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of such Guarantor, the Administrative Agent and the other Credit Parties, and their respective successors and assigns, except that no Guarantor shall have the right to assign its rights or obligations hereunder or any interest herein (and any such attempted assignment shall be void), except as expressly contemplated by this Guarantee Agreement or the other Loan Documents. If any of the equity interests in any Guarantor is sold, transferred or otherwise disposed of pursuant to a transaction permitted by the Loan Documents and, immediately after giving effect thereto, such Guarantor shall no longer be a Subsidiary, then the obligations of such Guarantor under this Guarantee Agreement shall be automatically released. This Guarantee Agreement shall be construed as a separate agreement with respect to each Guarantor and may be amended, modified, supplemented, waived or released with respect to any Guarantor without the approval of any other Guarantor and without affecting the obligations of any other Guarantor hereunder.

Section 12.	Waivers; Amendment

(a)        No failure or delay of the Administrative Agent in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent hereunder and of the other Credit Parties under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Guarantee Agreement or any other Loan Document or consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such

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waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in similar or other circumstances.

(b)        Neither this Guarantee Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into by, between or among the Administrative Agent and the Guarantor or Guarantors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 10.02 of the Credit Agreement.

Section 13.	GOVERNING LAW

THIS GUARANTEE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 14.	Notices

All communications and notices hereunder shall be in writing and given as provided in Section 10.01 of the Credit Agreement. All communications and notices hereunder to each Guarantor shall be given to it at its address set forth in the Schedule hereto.

Section 15.	Survival of Agreement; Severability

(a)        All covenants, agreements, representations and warranties made by the Guarantors herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Guarantee Agreement or any other Loan Document shall be considered to have been relied upon by the Administrative Agent and the other Credit Parties and shall survive the execution and delivery of any Loan Document and the making of any Loan, regardless of any investigation made by the Credit Parties or on their behalf, and shall continue in full force and effect until this Guarantee Agreement shall terminate.

(b)        In the event any one or more of the provisions contained in this Guarantee Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 16.	Counterparts

This Guarantee Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one contract (subject to Section 11), and shall become effective as provided in Section 11. Delivery of an executed counterpart of this Guarantee Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Guarantee Agreement.

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Section 17.      Rules of Interpretation

The rules of interpretation specified in Section 1.03 of the Credit Agreement shall be applicable to this Guarantee Agreement.

Section 18.	Jurisdiction; Consent to Service of Process

(a)        Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guarantee Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that, to the extent permitted by applicable law, all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guarantee Agreement shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Guarantee Agreement or the other Loan Documents in the courts of any jurisdiction.

(b)        Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guarantee Agreement or the other Loan Documents in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)        Each party to this Guarantee Agreement irrevocably consents to service of process in the manner provided for notices in Section 14. Nothing in this Guarantee Agreement will affect the right of any party to this Guarantee Agreement to serve process in any other manner permitted by law.

Section 19.	WAIVER OF JURY TRIAL

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS GUARANTEE AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTEE AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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Section 20.      Additional Guarantors

Upon execution and delivery after the date hereof by the Administrative Agent and a Subsidiary of an instrument in the form of Annex 1, such Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any such instrument shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Guarantee Agreement.

Section 21.	Right of Setoff

Each Credit Party is hereby authorized at any time and from time to time after the occurrence and during the continuance of an Event of Default, to the fullest extent permitted by applicable law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Credit Party to or for the credit or the account of any Guarantor against any or all the obligations of such Guarantor now or hereafter existing under this Guarantee Agreement and the other Loan Documents held by such Credit Party, irrespective of whether or not such Credit Party shall have made any demand under this Guarantee Agreement or any other Loan Document and although such obligations may be unmatured. The rights of each Credit Party under this Section are in addition to other rights and remedies (including other rights of setoff) which such Credit Party may have.

Section 22.	Headings

Section headings used herein are for convenience of reference only, are not part of this Guarantee Agreement and are not to affect the construction of, or be taken into consideration in interpreting, this Guarantee Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

LIFETIME BRANDS, INC.

By: ____________________________

Name: ____________________________

Title: ____________________________

8

   EACH OF THE SUBSIDIARIES OF THE

PARENT LISTED ON THE SCHEDULE HERETO

By: ____________________________

Name: ____________________________

Title: ____________________________

HSBC BANK USA, NATIONAL ASSOCIATION,

as Administrative Agent

By___________________________

Name:

Title:

9

SCHEDULE I TO GUARANTEE AGREEMENT

GUARANTORS

Guarantor	Address for Notices
Outlet Retail Stores, Inc.	One Merrick Avenue
Westbury, New York 11590
Attention: Chief Financial Officer
Telephone: 516-683-6000
Telecopy: 516-450-1017
M. Kamenstein Corp.	One Merrick Avenue
Westbury, New York 11590
Attention: Chief Financial Officer
Telephone: 516-683-6000
Telecopy: 516-450-1017
The Pfaltzgraff Co.	One Merrick Avenue
Westbury, New York 11590
Attention: Chief Financial Officer
Telephone: 516-683-6000
Telecopy: 516-450-1017
Pfaltzgraff Factory Stores, Inc.	One Merrick Avenue
Westbury, New York 11590
Attention: Chief Financial Officer
Telephone: 516-683-6000
Telecopy: 516-450-1017
Luxury Tabletop Collection, Inc.	One Merrick Avenue
Westbury, New York 11590
Attention: Chief Financial Officer
Telephone: 516-683-6000
Telecopy: 516-450-1017
Syratech Acquisition Corp.	One Merrick Avenue
Westbury, New York 11590
Attention: Chief Financial Officer
Telephone: 516-683-6000
Telecopy: 516-450-1017

ANNEX 1 TO GUARANTEE AGREEMENT

FORM OF SUPPLEMENT

SUPPLEMENT NO.__, dated as of _______________, 20__, to the AMENDED AND RESTATED GUARANTEE AGREEMENT, dated as of October 31, 2006, among LIFETIME BRANDS, INC., a Delaware corporation (the “Borrower”), each of the subsidiaries of the Borrower listed on Schedule I thereto and HSBC BANK USA, NATIONAL ASSOCIATION, as administrative agent under the Credit Agreement referred to in the next paragraph (as amended, supplemented or otherwise modified from time to time, the “Guarantee Agreement”).

A.        Reference is made to the Second Amended and Restated Credit Agreement, dated as of October 31, 2006, among the Borrower, the Lenders from time to time party thereto and HSBC Bank USA, National Association, as Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Guarantee Agreement.

B.         The Guarantors have entered into the Guarantee Agreement in order to induce the Lenders to make Extensions of Credit. Section 20 of the Guarantee Agreement provides that additional Subsidiaries may become Guarantors under the Guarantee Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Guarantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guarantee Agreement in order to induce the Lenders to make additional Loans and as consideration for Loans previously made.

Accordingly, the Administrative Agent and the New Guarantor agree as follows:

Section 1.          In accordance with Section 20 of the Guarantee Agreement, the New Guarantor by its signature below becomes a Guarantor under the Guarantee Agreement with the same force and effect as if originally named therein as a Guarantor, and the New Guarantor hereby (a) agrees to all the terms and provisions of the Guarantee Agreement applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct on and as of the date hereof. Each reference to a “Guarantor” in the Guarantee Agreement shall be deemed to include the New Guarantor. The Guarantee Agreement is hereby incorporated herein by reference.

Section 2.          The New Guarantor represents and warrants to the Administrative Agent and the other Credit Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

Section 3.          This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one contract. This Supplement shall become effective when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New

Guarantor and the Administrative Agent. Delivery of an executed counterpart of this Supplement by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Supplement.

Section 4.          Except as expressly supplemented hereby, the Guarantee Agreement shall remain in full force and effect.

Section 5.          THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 6.          In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guarantee Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision hereof in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 7.          All communications and notices hereunder shall be in writing and given as provided in Section 14 of the Guarantee Agreement. All communications and notices hereunder to the New Guarantor shall be given to it at the address set forth under its signature below.

Section 8.          The New Guarantor agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, disbursements and other charges of counsel for the Administrative Agent.

IN WITNESS WHEREOF, the New Guarantor and the Administrative Agent have duly executed this Supplement to the Guarantee Agreement as of the day and year first above written.

[Name of New Guarantor]

By:_______________________________

Name:_______________________________

Title:_______________________________

Address:	_______________________________

_______________________________

_______________________________

Attention: _______________________________

Telephone No.: (___) ___-____

Facsimile No.: (___) ___-____

HSBC BANK USA, NATIONAL ASSOCIATION,

as Administrative Agent

By:_______________________________

Name:_______________________________

Title:_______________________________

EXHIBIT E

FORM OF AMENDED AND RESTATED SECURITY AGREEMENT

AMENDED AND RESTATED SECURITY AGREEMENT, dated as of October 31, 2006, among LIFETIME BRANDS, INC., a Delaware corporation (the “Borrower”), each of the Subsidiaries of the Borrower from time to time party hereto (each such Subsidiary, individually, a “Guarantor” and, collectively, the “Guarantors”; the Guarantors and the Borrower are referred to herein individually as a “Grantor” and collectively as the “Grantors”) and HSBC BANK USA, NATIONAL ASSOCIATION, as Administrative Agent for the Lenders from time to time party to the credit agreement referred to below (in such capacity, the “Administrative Agent”).

The Grantors and HSBC Bank USA, National Association (as successor to The Bank of New York), as Administrative Agent, are parties to a Security Agreement dated as of November 8, 2001 (as heretofore amended, supplement and modified, the “Original Security Agreement”) pursuant to which the Grantors have granted liens on their assets in favor of HSBC Bank USA, National Association, as successor Administrative Agent, to (i) secure all of the Borrower’s obligations under the Credit Agreement, dated as of November 8, 2001 (as amended and restated pursuant to the Amended and Restated Credit Agreement dated as of July 28, 2004 among the Borrower, the lenders party thereto and The Bank of New York, as Administrative Agent, and as such Amended and Restated Credit Agreement has been amended, supplemented or otherwise modified from time to time, the “Original Credit Agreement”), among the Borrower, the lenders from time to time party thereto and HSBC Bank USA, National Association (as successor to The Bank of New York), as Administrative Agent and (ii) the Guarantee Agreement dated as of November 8, 2001 (as heretofore amended, supplement and modified, the “Original Guarantee Agreement”) between the Borrower, the Guarantors and HSBC Bank USA, National Association (as successor to The Bank of New York), as Administrative Agent, pursuant to which the Guarantors guaranteed all of the Borrower’s obligations under the Original Credit Agreement.

The Borrower, certain Lenders and HSBC Bank USA, National Association, as successor Administrative Agent, have agreed to amend and restate the Original Credit Agreement pursuant to a Second Amended and Restated Credit Agreement dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, such Lenders party thereto and HSBC Bank USA, National Association, as Administrative Agent. The Guarantors and HSBC Bank USA, National Association, as successor Administrative Agent, have agreed to amend and restate the Original Guarantee Agreement pursuant to an Amended and Restated Guarantee Agreement dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Guarantee Agreement”) among the Borrower, the Guarantors and HSBC Bank USA, National Association, as Administrative Agent.

It is a condition to the obligation of the Lenders to make Loans and extensions of credit under the Credit Agreement that the Grantors amend and restate the Original Security Agreement on the terms and conditions set forth herein.

Accordingly, the Grantors and the Administrative Agent hereby agree to amend and restate the Original Security Agreement as follows:

Section 1.	Definitions

(a) Unless the context otherwise requires, capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

(b)	As used herein, the following terms shall have the following meanings:

“Account Debtor”: as defined in the NYUCC.

“Accounts”: as defined in the NYUCC.

“Accounts Receivable”: all Accounts and all right, title and interest in any returned goods, together with all rights, titles, securities and guarantees with respect thereto, including any rights to stoppage in transit, replevin, reclamation and resales, and all related security interests, liens and pledges, whether voluntary or involuntary, in each case whether now existing or owned or hereafter arising or acquired.

“Chattel Paper”: as defined in the NYUCC.

“Collateral”: with respect to any Grantor, all personal property of every kind and nature, wherever located, whether now owned or hereafter acquired or arising, and all Proceeds and products thereof, including, without limitation, all (i) Accounts Receivable, (ii) Equipment, (iii) General Intangibles, (iv) Inventory, (v) Instruments, (vi) Pledged Debt, (vii) Pledged Equity, (viii) Documents, (ix) Chattel Paper (whether tangible or electronic), (x) Deposit Accounts, (xi) Letter of Credit Rights (whether or not the letter of credit is evidenced in writing), (xii) Commercial Tort Claims, (xiii) Intellectual Property, (xiv) Supporting Obligations, (xv) any other contract rights or rights to the payment of money, (xvi) insurance claims and proceeds, (xvii) tort claims and (xviii) unless otherwise agreed upon in writing by such Grantor and the Lender, other property owned or held by or on behalf of such Grantor that may be delivered to and held by the Lender pursuant to the terms hereof. Notwithstanding anything to the contrary in any Loan Document, for purposes hereof, the term “Collateral” shall not include any right under any General Intangible if the granting of a security interest therein or an assignment thereof would violate any enforceable provision of such General Intangible.

“Commercial Tort Claims”: as defined in the NYUCC.

“Copyright License”: any written agreement, now or hereafter in effect, granting any right to any third party under any Copyright now or hereafter owned by any Grantor or which such Grantor otherwise has the right to license, or granting any right to such Grantor under any Copyright now or hereafter owned by any third party, and all rights of such Grantor under any such agreement.

“Copyrights”: all of the following now owned or hereafter acquired by any Grantor: (i) all copyright rights in any work subject to the copyright laws of the United States or any other country,

whether as author, assignee, transferee or otherwise, and (ii) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office, including those listed on Schedule 6 to the Perfection Certificate.

“Deposit Accounts”: as defined in the NYUCC.

“Documents”: as defined in the NYUCC.

“Equipment”: as defined in the NYUCC, and shall include, without limitation, all equipment, furniture and furnishings, and all tangible personal property similar to any of the foregoing, including tools, parts and supplies of every kind and description, and all improvements, accessions or appurtenances thereto, that are now or hereafter owned by any Grantor.

“Equity Interests”: with respect to (i) a corporation, the capital stock thereof, (ii) a partnership, any partnership interest therein, including all rights of a partner in such partnership, whether arising under the partnership agreement of such partnership or otherwise, (iii) a limited liability company, any membership interest therein, including all rights of a member of such limited liability company, whether arising under the limited liability company agreement of such limited liability company or otherwise, (iv) any other firm, association, trust, business enterprise or other entity that is similar to any other Person listed in clauses (i), (ii) and (iii), and this clause (iv), of this definition, any equity interest therein or any other interest therein that entitles the holder thereof to share in the net assets, revenue, income, earnings or losses thereof or to vote or otherwise participate in any election of one or more members of the managing body thereof and (v) all warrants and options in respect of any of the foregoing and all other securities that are convertible or exchangeable therefor.

“General Intangibles”: as defined in the NYUCC, and shall include, without limitation, all corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, interest rate protection agreements and other agreements), Intellectual Property, goodwill, registrations, franchises, tax refund claims, guarantee, claim, security interest or other security held by or granted to any Grantor to secure payment by an Account Debtor of any of the Accounts Receivable or payment by the relevant obligor of any of the Pledged Debt.

“Intellectual Property”: all intellectual and similar property of any Grantor of every kind and nature now owned or hereafter acquired by any Grantor, including inventions, designs, Patents, Copyrights, Trademarks, Licenses, trade secrets, confidential or proprietary technical and business information, customer lists, know-how, show-how or other data or information, software and databases and all embodiments or fixations thereof and related documentation, registrations and franchises, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.

“Inventory”: as defined in the NYUCC, and shall include, without limitation, all goods of any Grantor, whether now owned or hereafter acquired, held for sale or lease, or furnished or to be furnished by any Grantor under contracts of service, or consumed in any Grantor’s business, including raw materials, intermediates, work in process, packaging materials, finished goods, semi-finished inventory, scrap inventory, manufacturing supplies and spare parts, and all such goods that have been returned to or repossessed by or on behalf of any Grantor.

“Letter of Credit Rights”: as defined in the NYUCC.

“License”: any Patent License, Trademark License, Copyright License or other license or sublicense to which any Grantor is a party, including those listed on Schedule 6 to the Perfection Certificate.

“NYUCC”: the UCC as in effect from time to time in the State of New York.

“Obligations”: (i) the due and punctual payment of (x) principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans or the Letter of Credit Exposure, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (y) all other monetary obligations, including fees, commissions, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower or any Guarantor to any Credit Party under the Credit Agreement and the other Loan Documents, or that are otherwise payable to any Credit Party under the Credit Agreement and the other Loan Documents, (ii) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower or any Guarantor under or pursuant to the Credit Agreement and the other Loan Documents and (iii) unless otherwise agreed upon in writing by the Required Lenders, all obligations of the Borrower, monetary or otherwise, under each Hedging Agreement entered into with any Lender (or an Affiliate thereof) as a counterparty.

“Patent License”: any written agreement, now or hereafter in effect, granting to any third party any right to make, use or sell any invention on which a Patent, now or hereafter owned by any Grantor or which any Grantor otherwise has the right to license, is in existence, or granting to any Grantor any right to make, use or sell any invention on which a Patent, now or hereafter owned by any third party, is in existence, and all rights of any Grantor under any such agreement.

“Patents”: all of the following now owned or hereafter acquired by any Grantor: (i) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any similar offices in any other country, including those listed on Schedule 6 to the Perfection Certificate, and (ii) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use or sell the inventions disclosed or claimed therein.

“Perfection Certificate” means a certificate substantially in the form of Annex 1, completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by a Vice President or Financial Officer of the Borrower.

“Pledged Debt” means all right, title and interest of any Grantor to the payment of any loan, advance or other debt of every kind and nature (other than Accounts Receivable and General Intangibles), whether due or to become due, whether or not it has been earned by performance, and whether now or hereafter acquired or arising in the future, other than intercompany debt among the Guarantors incurred for cash management purposes in the ordinary course of business.

“Pledged Equity” means, with respect to any Grantor, all right, title and interest of such Grantor in any Equity Interests of any now existing or hereafter acquired or organized Domestic Subsidiary, whether now or hereafter acquired or arising in the future.

“Pledged Securities” means the Pledged Debt, the Pledged Equity and all notes, chattel paper, instruments, certificates, files, records, ledger sheets and documents covering, evidencing, representing or relating to any of the foregoing, in each case whether now existing or owned or hereafter arising or acquired.

“Proceeds”: as defined in the NYUCC, and shall include, without limitation, any consideration received from the sale, exchange, license, lease or other disposition of any asset or property that constitutes Collateral, any value received as a consequence of the possession of Collateral and any payment received from any insurer or other person or entity as a result of the destruction, loss, theft, damage or other involuntary conversion of whatever nature of any asset or property that constitutes Collateral, including (i) any claim of any Grantor against any third party for (and the right to sue and recover for and the rights to damages or profits due or accrued arising out of or in connection with) past, present or future infringement or dilution of any Intellectual Property now or hereafter owned by any Grantor, or licensed under any license, (ii) subject to Section 6, all rights and privileges with respect to, and all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, any of the Pledged Securities and (iii) any and all other amounts from time to time paid or payable under or in connection with the Collateral.

“Secured Parties”: collectively, (i) the Lenders, (ii) the Administrative Agent and (iii) and the successors and assigns of each of the foregoing.

“Security Interest”: as defined in Section 2(a).

“Supporting Obligations”: as defined in the NYUCC.

“Trademark License”: any written agreement, now or hereafter in effect, granting to any third party any right to use any Trademark now or hereafter owned by any Grantor or which any Grantor otherwise has the right to license, or granting to any Grantor any right to use any Trademark now or hereafter owned by any third party, and all rights of any Grantor under any such agreement.

“Trademarks”: all of the following now owned or hereafter acquired by any Grantor: (i) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office, any State of the United States or any similar offices in any other country or any political subdivision thereof, and all extensions or renewals thereof, including those listed on Schedule 6 to the Perfection Certificate, (ii) all goodwill associated therewith or symbolized thereby and (iii) all other assets, rights and interests that uniquely reflect or embody such goodwill.

“UCC”: with respect to any jurisdiction, the Uniform Commercial Code as from time to time in effect in such jurisdiction.

(c) The principles of construction specified in Section 1.02 of the Credit Agreement shall be applicable to this Security Agreement.

Section 2.	Grant of Security Interest; No Assumption of Liability

(a) As security for the payment or performance, as applicable, in full of the Obligations, each of the Grantors hereby bargains, sells, conveys, assigns, sets over, pledges, hypothecates and transfers to the Administrative Agent for the ratable benefit of the Secured Parties, and hereby grants to the Administrative Agent for the ratable benefit of the Secured Parties, a security interest in, all of the right, title and interest of such Grantor in, to and under the Collateral (the “Security Interest”). Without limiting the foregoing, the Administrative Agent is hereby authorized to file one or more financing statements, continuation statements, recordation filings or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by each of the Grantors, without the signature of any Grantor, and naming any Grantor or the Grantors, as applicable, as debtors and the Administrative Agent as secured party.

(b)The Security Interest is granted as security only and shall not subject the any Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Collateral.

Section 3.	Delivery of the Collateral

Each of the Grantors agrees promptly to deliver or cause to be delivered to the Administrative Agent any and all notes, chattel paper, instruments, certificates, files, records, ledger sheets and documents covering, evidencing, representing or relating to any of the Pledged Securities, or any other amount that becomes payable under or in connection with any Collateral, owned or held by or on behalf of such Grantor, in each case accompanied by (i) in the case of any notes, chattel paper, instruments or stock certificates, stock powers duly executed in blank or other instruments of transfer satisfactory to the Administrative Agent and such other instruments and documents as the Administrative Agent may reasonably request and (ii) in all other cases, proper instruments of assignment duly executed by such Grantor and such other instruments or documents as the Administrative Agent may reasonably request. Each Grantor will cause any Pledged Debt owed or owing to such Grantor by any Person to be evidenced by a duly executed promissory note that is pledged and delivered to the Administrative Agent pursuant to the terms hereof.

Section 4.	Representations and Warranties

Each of the Grantors, jointly with the others and severally, represents and warrants to the Secured Parties that:

(a) Such Grantor has good and valid rights in and title to the Collateral and has full power and authority to grant to the Administrative Agent for the ratable benefit of the Secured Parties the Security Interest in the Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Security Agreement, without the consent or approval of any other person other than any consent or approval which has been obtained.

(b)The Perfection Certificate, to the extent it relates to such Grantor or any of its Property, has been duly prepared, completed and executed and the information set forth therein is correct and complete.

(c) The Security Interest constitutes (i) a legal and valid Lien on and security interest in all of the Collateral securing the payment and performance of the Obligations, (ii) subject to (A) filing Uniform Commercial Code financing statements, or other appropriate filings, recordings or registrations containing a description of the Collateral owned or held by or on behalf of such Grantor (including, without limitation, a counterpart or copy of this Security Agreement) in each applicable governmental, municipal or other office and (B) the delivery to the Lender of any instruments or certificated securities included in such Collateral, a perfected security interest in such Collateral to the extent that a security interest may be perfected by filing, recording or registering a financing statement or analogous document, or by the Administrative Agent’s taking possession, in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the UCC or other applicable law in such jurisdictions and (iii) subject to the receipt and recording of this Agreement or other appropriate instruments or certificates with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, a security interest that shall be perfected in all Collateral consisting of Intellectual Property in which a security interest may be perfected by a filing or recordation with the United States Patent and Trademark Office or the United States Copyright Office, as applicable.

(d)The Security Interest is and shall be prior to any other Lien on any of the Collateral owned or held by or on behalf of such Grantor other than Liens expressly permitted pursuant to the Loan Documents. The Collateral owned or held by or on behalf of such Grantor is so owned or held by it free and clear of any Lien, except for Liens expressly permitted pursuant to the Loan Documents.

(e) With respect to each Account Receivable: (i) no transaction giving rise to such Account Receivable violated or will violate any applicable federal, state or local law, rule or ordinance, the violation of which could reasonably be expected to have a Material Adverse Effect, (ii) each such Account Receivable is not subject to terms prohibiting the assignment thereof or requiring notice or consent to such assignment, except for notices and consents that have been obtained and (iii) each such Account Receivable represents a bona fide transaction which requires no further act on such Grantor’s part to make such Account Receivable payable by the account debtor with respect thereto, and, to the Grantor’s knowledge, such Account Receivable is not subject to any offsets or deductions other than credits to customers in the ordinary course of business and does not represent any consignment sales, guaranteed sale, sale or return or other similar understanding or any obligation of any Affiliate of such Grantor.

(f) With respect to all Inventory: (i) such Inventory is located on the premises set forth in the Perfection Certificate, or is Inventory in transit for sale in the ordinary course of business, (ii) no such Inventory is subject to any Lien other than Liens permitted by Section 7.02 of the Credit Agreement, and (iii) except as permitted hereby or by the Credit Agreement, no such Inventory is on consignment or is now stored or shall be stored any time after the Effective Date with a bailee, warehouseman or similar Person.

Section 5.	Covenants

(a) Each of the Grantors shall provide the Administrative Agent with not less than 15 Business Days prior written notice of any change (i) in its legal name, (ii) in its jurisdiction of organization or formation, (iii) in the location of its chief executive office or principal place of business, (iv) in its identity or legal or organizational structure or (v) in its organization identification number or its Federal Taxpayer Identification Number and shall execute and deliver to the Administrative Agent such instruments, agreements and documents as the Administrative Agent shall reasonably request so that the Administrative Agent may make all filings under the UCC or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest in all the Collateral (subject only to Liens expressly permitted to be prior to the Security Interest pursuant to the Loan Documents). Each Grantor shall promptly notify the Administrative Agent if any material portion of the Collateral owned or held by or on behalf of such Grantor is damaged or destroyed.

(b)Each of the Grantors shall maintain, at its own cost and expense, such complete and accurate records with respect to the Collateral owned or held by it or on its behalf as is consistent with its current practices and in accordance with such prudent and standard practices used in industries that are the same as or similar to those in which it is engaged, but in any event to include complete accounting records indicating all payments and proceeds received with respect to any part of such Collateral, and, at such time or times as the Administrative Agent may reasonably request, promptly to prepare and deliver to the Administrative Agent copies of such records a duly certified by an officer of such Grantor.

(c) Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 6.01(a) of the Credit Agreement, the Borrower shall deliver to the Administrative Agent a certificate executed by an Authorized Signatory of the Borrower, (i) setting forth the information required pursuant to Sections 1, 2(a), 4 and 5 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate or the date of the most recent certificate delivered pursuant to this paragraph and (ii) certifying that the Borrower and the Guarantors are in compliance with all of the terms of this Security Agreement.

(d)Each of the Grantors shall, at its own cost and expense, take any and all actions reasonably necessary to defend title to the Collateral owned or held by it or on its behalf against all persons and to defend the Security Interest of the Administrative Agent in such Collateral and the priority thereof against any Lien not expressly permitted pursuant to the Loan Documents.

(e) Each of the Grantors shall, at its own expense, execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Administrative Agent may from time to time reasonably request to preserve, protect and perfect the Security Interest granted by it and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with its execution and delivery of this Security Agreement, the granting by it of the Security Interest and the filing of any financing statements or other documents in connection herewith or therewith.

(f) The Administrative Agent and such persons as the Administrative Agent may reasonably designate shall have the right, at the cost and expense of the Grantors, and upon reasonable prior notice, at reasonable times and during normal business hours, to inspect all of its records (and to make extracts and copies from such records), to discuss its affairs with its officers and independent accountants and to verify under reasonable procedures the validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, the Collateral owned or held by it or on its behalf, including, in the case of Accounts, Pledged Debt or Collateral in the possession of any third person, by contacting Account Debtors, obligors or the third person possessing such Collateral for the purpose of making such a verification.

(g)Each of the Grantors shall remain liable to observe and perform all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Collateral, all in accordance with the terms and conditions thereof, and such Grantor shall, jointly with the others and severally, indemnify and hold harmless the Secured Parties from and against any and all liability for such performance.

(h)None of the Grantors shall make or permit to be made an assignment, pledge or hypothecation of the Collateral owned or held by it or on its behalf, or shall grant any other Lien in respect of such Collateral, except as expressly permitted by the Loan Documents. Except for the Security Interest, no Grantor shall make or permit to be made any transfer of such Collateral, and each Grantor shall remain at all times in possession of such Collateral and shall remain the direct owner, beneficially and of record, of the Pledged Equity included in such Collateral, except that prior to the occurrence and during the continuance of an Event of Default, the Grantors may use and dispose of the Collateral in any lawful manner not inconsistent with the provisions of this Security Agreement, the Credit Agreement or any other Loan Document, including the sale of Inventory or the disposition of Equipment in the ordinary course of business. Without limiting the generality of the foregoing, each Grantor shall not permit any Inventory to be in the possession or control of any warehouseman, bailee, agent or processor at any time unless such warehouseman, bailee, agent or processor shall have been notified of the Security Interest and shall have agreed in writing to hold such Inventory subject to the Security Interest and the instructions of the Administrative Agent and to waive and release any Lien held by it with respect to such Inventory, whether arising by operation of law or otherwise.

(i) None of the Grantors will, without the Administrative Agent’s prior written consent, grant any extension of the time of payment of any Accounts Receivable or any of the Pledged Debt, compromise, compound or settle the same for less than the full amount thereof or allow any credit or discount whatsoever thereon, other than extensions, credits, discounts, compromises or settlements granted or made in the ordinary course of business and consistent with its current practices.

(j) The Grantors, at their own expense, shall maintain or cause to be maintained insurance covering physical loss or damage to the Inventory and Equipment in accordance with Section 6.10 of the Credit Agreement, which insurance shall be against all risks. The Grantors shall not modify any such insurance or reduce amounts payable thereunder without the consent of the Administrative Agent. All policies covering such insurance (i) shall contain a standard loss payable clause and shall name the Administrative Agent for the ratable benefit of the Secured Parties as sole loss payee in respect of each claim relating to the Collateral and resulting in a payment thereunder and (ii) shall be indorsed to provide, in respect of the interests of the Administrative Agent, that (A) the Administrative Agent shall be an additional insured, (B) 30 days’ prior written notice of any cancellation thereof shall be given to the Administrative Agent and (C) in the event that any Grantor at any time or times shall fail to pay any premium in whole or part relating thereto, the Administrative Agent may, in its sole discretion, pay such premium. Each Grantor irrevocably makes, constitutes and appoints the Administrative Agent (and all officers, employees or agents designated by the Administrative Agent) as such Grantor's true and lawful agent (and attorney-in-fact) for the purpose, during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required hereby or to pay any premium in whole or part relating thereto, the Administrative Agent may, without waiving or releasing any obligation or liability of the Grantors hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Administrative Agent deems advisable. All sums disbursed by the Administrative Agent in connection with this paragraph, including reasonable attorneys' fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Grantors to the Administrative Agent and shall be additional Obligations secured hereby.

(k)Each Grantor shall legend its Accounts Receivable, its Pledged Debt and its books, records and documents evidencing or pertaining thereto with an appropriate reference to the fact that such Accounts Receivable have been assigned to the Administrative Agent for the ratable benefit of the Secured Parties and that the Administrative Agent has a security interest therein for the ratable benefit of the Secured Parties.

(l) Each Grantor shall: (i) not (and shall cause each of its licensees not to) do any act, or omit to do any act, whereby any Patent that is material to the conduct of such Grantor's business may become invalidated or dedicated to the public; (ii) (and shall cause each of its licensees to) continue to mark any products covered by a Patent with the relevant patent number as necessary and sufficient to establish and preserve its maximum rights under applicable patent laws; (iii) for each Trademark material to the conduct of such Grantor's business, (A) maintain (and shall cause each of its licensees to maintain) such Trademark in full force free from any claim of abandonment or invalidity for non-use, (B) maintain (and shall cause each of its licensees to maintain) the quality of products and services offered under such Trademark, (C) display (and shall cause each of its licensees to display) such Trademark with notice of federal or foreign registration to the extent necessary and sufficient to establish and preserve its rights under applicable law and (D) not knowingly use or knowingly permit the use of such Trademark in violation of any third party valid and legal rights; (iv) for each work covered by a Copyright material to the conduct of such Grantor’s business, continue to publish, reproduce, display, adopt and distribute the work with appropriate copyright notice as necessary and sufficient to establish and preserve its maximum rights under applicable copyright laws; (v) notify the Administrative Agent promptly if it knows or has reason to know that any Intellectual Property material to the conduct of its business may become abandoned, lost or dedicated to the public, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, United States Copyright Office or any court or similar office of any country) regarding such Grantor's ownership of any Intellectual Property, its right to register the same, or to keep and maintain the same; (vi) promptly inform the Administrative Agent in the event that it shall, either itself or through any agent, employee, licensee or designee, file an application for any Intellectual Property (or for the registration of any Trademark or copyright) with the United States Patent and Trademark Office, United States Copyright Office or any office or agency in any political subdivision of the United States or in any other country or any political subdivision thereof, and, upon request of the Required Lenders, execute and deliver any and all agreements, instruments, documents and papers as the Administrative Agent may request to evidence the Administrative Agent's security interest in such Patent, Trademark or Copyright, and each Grantor hereby appoints the Administrative Agent as its attorney-in-fact to execute and file upon the occurrence and during the continuance of an Event of Default such writings for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; such power, being coupled with an interest, is irrevocable; and (vii) take all necessary steps that are consistent with the practice in any proceeding before the United States Patent and Trademark Office, United States Copyright Office or any office or agency in any political subdivision of the United States or in any other country or any political subdivision thereof, to maintain and pursue each material application relating to the Patents, Trademarks or Copyrights (and to obtain the relevant grant or registration) and to maintain each issued Patent and each registration of the Trademarks and Copyrights that is material to the conduct of such Grantor's business, including timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and, if consistent with good business judgment, to initiate opposition, interference and cancellation proceedings against third parties. In the event that any Grantor has reason to believe that any Collateral consisting of a Patent, Trademark or Copyright material to the conduct of any Grantor's business has been or is about to be infringed, misappropriated or diluted by a third party, such Grantor promptly shall notify the Administrative Agent and shall, if consistent with good business judgment, promptly sue for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, and take such other actions as are appropriate under the circumstances to protect such Collateral. Upon and during the continuance of an Event of Default, each Grantor shall use its best efforts to obtain all requisite consents or approvals by the licenser of each Copyright License, Patent License or Trademark License to effect the assignment of all of such Grantor's right, title and interest thereunder to the Administrative Agent or its designee.

Section 6.	Certain Rights as to the Collateral; Attorney-In-Fact

(a)	So long as no Event of Default shall have occurred and be continuing:

(i)    Each Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral or any part thereof for any purpose not inconsistent with the terms of this Security Agreement and the other Loan Documents, provided, that such Grantor shall not exercise or refrain from exercising any such right without the prior written consent of the Administrative Agent if such action or inaction would have a material adverse effect on the value of the Collateral, or any part thereof, or the validity, priority or perfection of the security interests granted hereby or the remedies of the Secured Parties hereunder.

(ii)   Each Grantor shall be entitled to receive and retain any and all dividends, principal, interest and other distributions paid in respect of the Collateral to the extent not prohibited by this Security Agreement or the other Loan Documents, provided, that any and all (A) dividends, principal, interest and other distributions paid or payable other than in cash in respect of, and instruments (other than checks in payment of cash dividends) and other Property received, receivable or otherwise distributed in respect of, or in exchange for, Collateral, (B) dividends and other distributions paid or payable in cash in respect of any Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus, and (C) cash paid, payable or otherwise distributed in redemption of, or in exchange for, any Collateral, shall be, and shall forthwith be delivered to the Administrative Agent to be held as, Collateral and shall, if received by such Grantor, be received in trust for the benefit of the Administrative Agent, be segregated from the other Property of such Grantor, and be forthwith delivered to the Administrative Agent as Collateral in the same form as so received (with any necessary indorsement or assignment).

(iii)  The Administrative Agent shall execute and deliver (or cause to be executed and delivered) to the Grantors, at the Grantors’ expense) all such proxies and other instruments as the Grantors may reasonably request for the purpose of enabling the Grantors to exercise the voting and other rights which it is entitled to exercise pursuant to clause (i) above and to receive the dividends, principal or interest payments, or other distributions which it is authorized to receive and retain pursuant to clause (ii) above.

(b)	Upon the occurrence and during the continuance of an Event of Default:

(i)    All rights of each Grantor to (A) exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 6(a)(i) shall, upon notice to such Grantor by the Administrative Agent, cease and (B) receive the dividends, principal and interest payments and other distributions which it would otherwise be authorized to receive and retain pursuant to Section 6(a)(ii) shall automatically cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall thereupon have the right, but not the obligation, to exercise such voting and other consensual rights and to receive and hold as Collateral such dividends, principal or interest payments and distributions.

(ii)   All dividends, principal and interest payments and other distributions which are received by any Grantor contrary to the provisions of Section 6(b)(i) shall be received in trust for the benefit of the Administrative Agent, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Administrative Agent as Collateral in the same form as so received (with any necessary indorsement).

(c) In the event that all or any part of the securities or instruments constituting the Collateral are lost, destroyed or wrongfully taken while such securities or instruments are in the possession of the Administrative Agent, the Grantors shall cause the delivery of new securities or instruments in place of the lost, destroyed or wrongfully taken securities or instruments upon request therefor by the Administrative Agent without the necessity of any indemnity bond or other security other than the Secured Parties’ agreement or indemnity therefor customary for security agreements similar to this Security Agreement.

(d)Each Grantor hereby irrevocably appoints the Administrative Agent such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time at any time when an Event of Default exists, in the Administrative Agent’s discretion, to take any action and to execute any instrument which the Administrative Agent may deem necessary or advisable to accomplish the purposes of this Security Agreement, including, without limitation:

(i)    to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral, and to receive, indorse, and collect any drafts or other chattel paper, instruments and documents in connection therewith,

(ii)   to file any claims or take any action or institute any proceedings which the Administrative Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Administrative Agent or any of the other Secured Parties with respect to any of the Collateral, and

(iii)  to receive, indorse and collect all instruments made payable to such Grantor representing any dividend, principal payment, interest payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same. The powers granted to the Administrative Agent under this Section constitute a power coupled with an interest which shall be irrevocable by such Grantor and shall survive until all of the Obligations have been indefeasibly paid in full in cash.

(e) If any Grantor fails to perform any agreement contained herein, the Administrative Agent, ten days after notice to such Grantor (except that no notice will be required upon and during the continuance of an Event of Default), may itself perform, or cause performance of, such agreement, and the reasonable expenses of the Administrative Agent incurred in connection therewith shall be payable by the Grantors under Section 9.

(f) The powers conferred on the Administrative Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Administrative Agent shall have no duty as to any Collateral. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property.

Section 7.	Remedies upon Default

(a) Upon the occurrence and during the continuance of an Event of Default, each of the Grantors shall deliver each item of Collateral to the Administrative Agent on demand, and the Administrative Agent shall have in any jurisdiction in which enforcement hereof is sought, in addition to any other rights and remedies, the rights and remedies of a secured party under the NYUCC or the UCC of any jurisdiction in which the Collateral is located, including, without limitation, the right, with or without legal process (to the extent permitted by law) and with or without prior notice or demand for performance, to take possession of the Collateral and without liability for trespass (to the extent permitted by law) to enter any premises where the Collateral may be located for the purpose of taking possession of or removing the Collateral (and for that purpose the Administrative Agent may, so far as the Grantors can give authority therefor, enter upon any premises on which the Collateral may be situated and remove the Collateral therefrom) and, generally, to exercise any and all rights afforded to a secured party under the UCC or other applicable law. Without limiting the generality of the foregoing, each of the Grantors agrees that the Administrative Agent shall have the right, subject to the mandatory requirements of applicable law, to sell or otherwise dispose of all or any part of the Collateral, at public or private sale or at any broker's board or on any securities exchange, for cash, upon credit or for future delivery as the Lender shall deem appropriate. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each of the Grantors hereby waives (to the extent permitted by law) all rights of redemption, stay, valuation and appraisal which such Grantor or now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

(b)Unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Administrative Agent shall give to the Borrower at least five Business Days prior written notice of the time and place of any public sale of Collateral or of the time after which any private sale or any other intended disposition is to be made. Each Grantor hereby acknowledges that five Business Days prior written notice of such sale or sales shall be reasonable notice. Each Grantor hereby waives any and all rights that it may have to a judicial hearing in advance of the enforcement of any of the Secured Parties’ rights hereunder, including, without limitation, the right of the Administrative Agent following an Event of Default to take immediate possession of the Collateral and to exercise the Secured Parties’ rights with respect thereto.

(c) Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Administrative Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may (in its sole and absolute discretion) determine. The Administrative Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Administrative Agent until the sale price is paid by the purchaser or purchasers thereof, but the Secured Parties shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by applicable law, private) sale made pursuant to this Section, any Secured Party may bid for or purchase, free from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor. For purposes hereof, (i) a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof, (ii) such Secured Party shall be free to carry out such sale pursuant to such agreement and (iii) none of the Grantors shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after such Secured Party shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Secured Parties may proceed by a suit or suits at law or in equity to foreclose upon the Collateral and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver.

(d)Any sale pursuant to the provisions of this Section 7 shall be deemed to conform to commercially reasonable standards as provided in Section 9-610 of the NYUCC or the UCC of any other jurisdiction in which Collateral is located or any other requirement of applicable law. Without limiting the foregoing, each Grantor agrees and acknowledges that, to the extent that applicable law imposes duties on the Administrative Agent and the other Secured Parties to exercise remedies in a commercially reasonable manner, it shall be commercially reasonable for the Secured Parties to do any or all of the following: (i) fail to incur expenses deemed significant by the Secured Parties to prepare Collateral for disposition or otherwise to complete raw materials or work in process into finished goods or other finished products for disposition; (ii) fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) fail to exercise collection remedies against Account Debtors or other persons obligated on Collateral or to remove Liens on any Collateral, (iv) exercise collection remedies against Account Debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) contact other Persons, whether or not in the same business as the Grantors, for expressions of interest in acquiring all or any portion of the Collateral, (vii) hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) dispose of Collateral utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have reasonable capability of doing so, or that match buyers and sellers of assets, (ix) disclaim dispositions of warranties, (x) purchase (or fail to purchase) insurance or credit enhancements to insure the Secured Parties against risk of loss, collection or disposition of Collateral or to provide to the Secured Parties a guaranteed return from the collection or disposition of Collateral, or (xi) to the extent deemed appropriate by the Administrative Agent, obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Administrative Agent in the collection or disposition of any of the Collateral. Nothing in this Section 7 shall be construed to grant any rights to the Grantors or to impose any duties on the Secured Parties that would not have been granted or imposed by this Security Agreement or applicable law in the absence of this Section 7 and the parties hereto acknowledge that the purpose of this Section 7 is to provide non-exhaustive indications of what actions or omissions by the Administrative Agent and the other Secured Parties would be deemed commercially reasonable in the exercise by the Secured Parties of remedies against the Collateral and that other actions or omissions by the Administrative Agent or any other Secured Party shall not be deemed commercially unreasonable solely on account of not being set forth in this Section 7.

(e) For the purpose of enabling the Administrative Agent to exercise rights and remedies under this Section, each Grantor hereby grants to the Administrative Agent an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to the Grantors) to use, license or sub-license any of the Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof. The use of such license by the Administrative Agent shall be exercised, at the option of the Administrative Agent, upon the occurrence and during the continuation of an Event of Default; provided that any license, sub-license or other transaction entered into by the Administrative Agent in accordance herewith shall be binding upon the Grantors notwithstanding any subsequent cure of an Event of Default. Any royalties and other payments received by the Administrative Agent shall be applied in accordance with Section 8.

Section 8.	Application of Proceeds of Sale

The Administrative Agent shall apply the proceeds of any collection or sale of the Collateral, as well as any Collateral consisting of cash, first, to the payment of all costs and expenses incurred by the Secured Parties in connection with such collection or sale or otherwise in connection with this Security Agreement, any other Loan Document or any of the Obligations, including all court costs and the reasonable fees and expenses of their respective agents and legal counsel, the repayment of all advances made by the Secured Parties hereunder or under any other Loan Document on behalf of any Grantor and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document, second, to the payment in full of the Obligations, and third, to the Grantors, their respective successors or assigns, or as a court of competent jurisdiction may otherwise direct. The Secured Parties shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Security Agreement. Upon any sale of the Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the purchase money by the Administrative Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof.

Section 9.	Reimbursement of the Secured Parties

(a) Each of the Grantors shall, jointly with the other Grantors and severally, pay upon demand to the Administrative Agent the amount of any and all reasonable expenses, including the reasonable fees, other charges and disbursements of counsel and of any experts or agents, that any Secured Party may incur in connection with (i) the administration of this Security Agreement relating to such Grantor or any of its property, (ii) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Collateral owned or held by or on behalf of such Grantor, (iii) the exercise, enforcement or protection of any of the rights of the Secured Parties hereunder relating to such Grantor or any of its property or (iv) the failure by such Grantor to perform or observe any of the provisions hereof.

(b)Without limitation of its indemnification obligations under the other Loan Documents, each of the Grantors shall, jointly with the other Grantors and severally, indemnify each Secured Party and its directors, officers, employees, advisors, agents, successors and assigns (each an “Indemnitees”) against, and hold each Indemnitee harmless from, any and all losses, damages, liabilities and related expenses, including reasonable counsel fees, other charges and disbursements, incurred by any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery by such Grantor of this Security Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by such Grantor of its obligations under the Loan Documents and the other transactions contemplated thereby or (ii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) Any amounts payable as provided hereunder shall be additional Obligations secured hereby and by the other Security Documents. The provisions of this Section shall remain operative and in full force and effect regardless of the termination of this Security Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Security Agreement or any other Loan Document or any investigation made by or on behalf of the Lender. All amounts due under this Section shall be payable on written demand therefor and shall bear interest at the rate specified in Section 3.01(d) of the Credit Agreement.

Section 10.	Waivers; Amendment

(a) No failure or delay of the Secured Parties in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Secured Parties hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Security Agreement or any other Loan Document or consent to any departure by any Grantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Grantor in any case shall entitle such Grantor to any other or further notice or demand in similar or other circumstances.

(b)Neither this Security Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into by, between or among the Administrative Agent and the other parties hereto with respect to which such waiver, amendment or modification is to apply.

Section 11.	Securities Laws; Registration Rights

(a) In view of the position of the Grantors in relation to the Pledged Securities, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal securities laws”) with respect to any disposition of the Pledged Securities permitted hereunder. Each of the Grantors understands that compliance with the Federal securities laws might very strictly limit the course of conduct of the Secured Parties if the Secured Parties were to attempt to dispose of all or any part of the Pledged Securities, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Securities could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Secured Parties in any attempt to dispose of all or part of the Pledged Securities under applicable Blue Sky or other state securities laws or similar laws analogous in purpose or effect. Each of the Grantors recognizes that in light of such restrictions and limitations, the Administrative Agent may, with respect to any sale of the Pledged Securities, limit the purchasers to those who will agree, among other things, to acquire such Pledged Securities for their own account, for investment, and not with a view to the distribution or resale thereof. Each of the Grantors acknowledges and agrees that in light of such restrictions and limitations, the Administrative Agent, in its sole and absolute discretion, (i) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Securities, or any part thereof, shall have been filed under the Federal securities laws and (ii) may approach and negotiate with a single potential purchaser to effect such sale. Each of the Grantors acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Administrative Agent shall incur no responsibility or liability for selling all or any part of the Pledged Securities at a price that the Administrative Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached. The provisions of this Section will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Administrative Agent sells.

(b)Each of the Grantors agrees that, upon the occurrence and during the continuance of an Event of Default, if for any reason the Administrative Agent desires to sell any of the Pledged Securities owned or held by or on behalf of such Grantor at a public sale, it will, at any time and from time to time, upon the written request of the Administrative Agent, use its best efforts to take or to cause the issuer of such Pledged Securities to take such action and prepare, distribute or file such documents, as are required or advisable in the reasonable opinion of counsel for the Administrative Agent to permit the public sale of such Pledged Securities. Each of the Grantors further agrees, jointly with the other Grantors and severally, to indemnify, defend and hold harmless the Administrative Agent, the other Secured Parties, any underwriter and their respective officers, directors, affiliates and controlling persons from and against all loss, liability, expenses, costs of counsel (including reasonable fees and expenses of legal counsel), and claims (including the costs of investigation) that they may incur, insofar as such loss, liability, expense or claim, as applicable, relates to such Grantor or any of its property, and arises out of or is based upon any alleged untrue statement of a material fact contained in any prospectus (or any amendment or supplement thereto) or in any notification or offering circular, or arises out of or is based upon any alleged omission to state a material fact required to be stated therein or necessary to make the statements in any thereof not misleading, except insofar as the same may have been caused by any untrue statement or omission based upon information furnished in writing to such Grantor or the issuer of such Pledged Securities, as applicable, by the Administrative Agent expressly for use therein. Each of the Grantors further agrees, upon such written request referred to above, to use its best efforts to qualify, file or register, or cause the issuer of such Pledged Securities to qualify, file or register, any of the Pledged Securities owned or held by or on behalf of such Grantor under the Blue Sky or other securities laws of such states as may be requested by the Administrative Agent and keep effective, or cause to be kept effective, all such qualifications, filings or registrations. Each of the Grantors will bear all costs and expenses of carrying out its obligations under this Section. Each of the Grantors acknowledges that there is no adequate remedy at law for failure by it to comply with the provisions of this Section and that such failure would not be adequately compensable in damages, and therefore agrees that its agreements contained in this Section may be specifically enforced.

Section 12.	Security Interest Absolute

All rights of the Administrative Agent hereunder, the Security Interest and all obligations of each of the Grantors hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument relating to any of the foregoing, (c) any exchange, release or non-perfection of any Lien on any other collateral, or any release or amendment or waiver of, or consent under, or departure from, any guaranty, securing or guaranteeing all or any of the Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Obligations or in respect of this Security Agreement or any other Loan Document other than the indefeasible payment of the Obligations in full in cash.

Section 13.	Notices

All communications and notices hereunder shall be in writing and given as provided in Section 10.01 of the Credit Agreement. All communications and notices hereunder to the Borrower shall be given to it at the address for notices set forth in such Section, and all communications and notices hereunder to any other Grantor shall be given to it at the address for notices set forth on Schedule I.

Section 14.	Binding Effect; Several Agreement; Assignments

Whenever in this Security Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Grantor that are contained in this Security Agreement shall bind and inure to the benefit of each party hereto and its successors and assigns. This Security Agreement shall become effective as to any Grantor when a counterpart hereof executed on behalf of such Grantor shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such Grantor, the Administrative Agent and the Lenders and their respective successors and assigns, and shall inure to the benefit of such Grantor, the Administrative Agent and the Lenders and their respective successors and assigns, except that none of the Grantors shall have the right to assign its rights or obligations hereunder or any interest herein or in the Collateral (and any such attempted assignment shall be void), except as expressly contemplated by this Security Agreement or the other Loan Documents. This Security Agreement shall be construed as a separate agreement with respect to each of the Grantors and may be amended, modified, supplemented, waived or released with respect to any Grantor without the approval of any other Grantor and without affecting the obligations of any other Grantor hereunder.

Section 15.	Survival of Agreement; Severability

(a) All covenants, agreements, representations and warranties made by the Grantors herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Security Agreement or any other Loan Document shall be considered to have been relied upon by the Secured Parties and shall survive the execution and delivery of any Loan Documents and the making of any Loan or other extension of credit, regardless of any investigation made by the Secured Parties or on their behalf and notwithstanding that any Secured Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect until this Security Agreement shall terminate.

(b)In the event any one or more of the provisions contained in this Security Agreement or any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 16.	GOVERNING LAW

THIS SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 17.	Counterparts

This Security Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one contract (subject to Section 14), and shall become effective as provided in Section 14. Delivery of an executed counterpart of this Security Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Security Agreement.

Section 18.	Headings

Section headings used herein are for convenience of reference only, are not part of this Security Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Security Agreement.

Section 19.	Jurisdiction; Consent to Service of Process

(a) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Security Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that, to the extent permitted by applicable law, all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Security Agreement shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Security Agreement or the other Loan Documents in the courts of any jurisdiction.

(b)Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Security Agreement or the other Loan Documents in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Security Agreement irrevocably consents to service of process in the manner provided for notices in Section 13. Nothing in this Security Agreement will affect the right of any party to this Security Agreement to serve process in any other manner permitted by law.

Section 20.	WAIVER OF JURY TRIAL

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS SECURITY AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS SECURITY AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 21.	Additional Grantors

Upon execution and delivery after the date hereof by the Administrative Agent and a Subsidiary of an instrument in the form of Annex 2, such Subsidiary shall become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of any such instrument shall not require the consent of any Grantor hereunder. The rights and obligations of each of the Grantors hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Security Agreement.

Section 22.	Covenants of Administrative Agent and Lenders

(a) The Administrative Agent shall provide to the Borrower copies of each filed financing statement, continuation statement or other document referred to in Section 2(a) promptly after receipt of the same.

(b)The security interest granted to the Secured Parties hereunder shall terminate when the Grantors shall have indefeasibly paid and discharged all of the Obligations in full in cash. Upon such indefeasible payment and discharge of the Obligations, the Administrative Agent and the Lenders shall reassign, release, or deliver to the Grantors all Collateral then held by or at the direction of the Administrative Agent, and shall execute and deliver to the Grantors (at the Grantors’ sole expense) such termination statements, satisfactions, releases, reconveyances, or reassignments as the Grantors may reasonably request to evidence such termination, including, without limitation, such releases, reassignments, terminations or other documents necessary or appropriate for recording with the United States Patent and Trademark Office and the United States Copyright Office terminating or reassigning the Secured Parties’ interest in the Collateral constituting Intellectual Property.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Security Agreement as of the day and year first above written.

LIFETIME HOAN CORPORATION

By:__________________________

Name:__________________________

Title:__________________________

OUTLET RETAIL STORES, INC.

By:__________________________

Name:__________________________

Title:__________________________

M. KAMENSTEIN CORP.

By:__________________________

Name:__________________________

Title:__________________________

THE PFALTZGRAFF CO.

By:__________________________

Name:__________________________

Title:__________________________

PFALTZGRAFF FACTORY STORES, INC.

By:__________________________

Name:__________________________

Title:__________________________

Lifetime Brands Amended and Restated Security Agreement Signature Page

LUXURY TABLETOP COLLECTION, INC.

By:__________________________

Name:__________________________

Title:__________________________

SYRATECH ACQUISITION CORP.

By:__________________________

Name:__________________________

Title:__________________________

HSBC BANK USA, NATIONAL ASSOCIATION, as Administrative Agent

By:__________________________

Name:__________________________

Title:__________________________

Lifetime Brands Amended and Restated Security Agreement Signature Page

SCHEDULE I TO SECURITY AGREEMENT

GRANTORS

Grantor	Address for Notices
Outlet Retail Stores, Inc.	One Merrick Avenue
Westbury, New York 11590
Attention: Chief Financial Officer
Telephone: 516-683-6000
Telecopy: 516-450-1017
M. Kamenstein Corp.	One Merrick Avenue
Westbury, New York 11590
Attention: Chief Financial Officer
Telephone: 516-683-6000
Telecopy: 516-450-1017
The Pfaltzgraff Co.	One Merrick Avenue
Westbury, New York 11590
Attention: Chief Financial Officer
Telephone: 516-683-6000
Telecopy: 516-450-1017
Pfaltzgraff Factory Stores, Inc.	One Merrick Avenue
Westbury, New York 11590
Attention: Chief Financial Officer
Telephone: 516-683-6000
Telecopy: 516-450-1017
Luxury Tabletop Collection, Inc.	One Merrick Avenue
Westbury, New York 11590
Attention: Chief Financial Officer
Telephone: 516-683-6000
Telecopy: 516-450-1017
Syratech Acquisition Corp.	One Merrick Avenue
Westbury, New York 11590
Attention: Chief Financial Officer
Telephone: 516-683-6000
Telecopy: 516-450-1017

ANNEX 1 TO AMENDED AND RESTATED SECURITY AGREEMENT

FORM OF PERFECTION CERTIFICATE

Reference is made to the Second Amended and Restated Credit Agreement, dated as of October 31, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), between LIFETIME BRANDS, INC., as Borrower, the Lenders from time to time party thereto and HSBC BANK USA, NATIONAL ASSOCIATION, as Administrative Agent for the Lenders. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Security Agreement (as defined in the Credit Agreement).

The undersigned, an Authorized Signatory of the Borrower, hereby certifies to the Administrative Agent and the Lenders as follows:

Section 1.	Organization; Names; Identification

(a) The legal name of each of the Grantors, as such name appears in its organizational documents, is as follows:

(b)The jurisdiction of organization or formation of each of the Grantors is set forth opposite its name below:

Grantor	Jurisdiction of Organization or Formation

(c) Set forth below is each other legal name each of the Grantors has had in the past five years, together with the date of the relevant change:

(d)Except as set forth in Schedule 1 hereto, none of the Grantors has changed its identity or organizational structure in any way within the past five years. Changes in identity or organizational structure would include mergers, consolidations and acquisitions, as well as any change in the form, nature or jurisdiction of organization. If any such change has occurred, include in Schedule 1 hereto the information required by Sections 1 and 2 of this certificate as to each acquiree or constituent party to a merger or consolidation.

(e) The following is a list of all other names (including trade names or similar appellations) used by each of the Grantors or any of its divisions or other business units in connection with the conduct of its business or the ownership of its properties at any time during the past five years:

(f) Set forth below is the Federal Taxpayer Identification Number of each of the Grantors:

(g)Set forth below is the organizational identification number of each of the Grantors, if any, issued by the jurisdiction of such Grantor’s organization:

Section 2.	Current Locations

(a) The chief executive office of each of the Grantors is located at the address set forth opposite its name below:

Grantor	Mailing Address	County	State

(b)Set forth below opposite the name of each Grantor are all locations where it maintains any books or records relating to any Accounts Receivable or Pledged Debt (with each location at which chattel paper, if any, is kept being indicated by an “*”):

Grantor	Mailing Address	County	State

(c) Set forth below opposite the name of each Grantor are all the material places of its business not identified in paragraph (a) or (b) above:

Grantor	Mailing Address	County	State

(d)Set forth below opposite the name of each Grantor are all the locations where it maintains any Collateral not identified above:

Grantor	Mailing Address	County	State

(e) Set forth below opposite the name of each of the Grantors are the names and addresses of all persons other than such Grantor that have possession of any of its Collateral:

Grantor	Name of Other Person	Mailing Address	County	State

Section 3.   Unusual Transactions. All Accounts Receivable and Pledged Debt have been originated by the Grantors and all Inventory has been acquired by the Grantors in the ordinary course of business.

Section 4.   Pledged Equity. Attached hereto as Schedule 4 is a true and correct list of all of the Pledged Equity owned or held by or on behalf of each of the Grantors, in each case setting forth the name of the issuer of such Pledged Equity, the number of any certificate evidencing such Pledged Equity, the registered owner of such Equity Interest, the number and

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class of such Pledged Equity and the percentage of the issued and outstanding Equity Interests of such class represented by such Pledged Equity. The Pledged Equity has been duly authorized and validly issued and is fully paid and nonassessable.

Section 5.   Pledged Debt. Attached hereto as Schedule 5 is a true and correct list of (a) all of the Pledged Debt owned by or on behalf of each of the Grantors, in each case setting forth the name of the party from whom such Pledged Debt is owed or owing, the principal amount thereof, the date of incurrence thereof and the maturity date, if any, with respect thereto and (b) all unpaid intercompany transfers of goods sold and delivered, or services rendered, by or to any Grantor. All Pledged Debt owed or owing to each Grantor will be on and as of the date hereof evidenced by one or more promissory notes pledged to the Administrative Agent under the Security Agreement.

Section 6.   Intellectual Property. Attached hereto as Schedule 6 is a true and correct list of Intellectual Property owned by or on behalf of each of the Grantors, in each case identifying each Copyright, Copyright License, Patent, Patent License, Trademark and Trademark License in sufficient detail and setting forth with respect to each such Copyright, Copyright License, Patent, Patent License, Trademark and Trademark License, the registration number, the date of registration, the jurisdiction of registration and the date of expiration thereof.

IN WITNESS WHEREOF, the undersigned have duly executed this certificate on this ____ day of October 2006.

LIFETIME BRANDS, INC.

By:__________________________

Name:__________________________

Title:__________________________

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SCHEDULE 1 TO PERFECTION CERTIFICATE

Change in Identity or Organizational Structure

SCHEDULE 4 TO PERFECTION CERTIFICATE

Pledged Equity

SCHEDULE 5 TO PERFECTION CERTIFICATE

Pledged Debt

SCHEDULE 6 TO PERFECTION CERTIFICATE

Intellectual Property

I.	Copyrights

II.	Copyright Licenses

III.	Patents

IV.	Patent Licenses

V.	Trademarks

VI.	Trademark Licenses

ANNEX 2 TO AMENDED AND RESTATED SECURITY AGREEMENT

FORM OF SUPPLEMENT

SUPPLEMENT NO. __, dated as of ___________ ___, 20__, to the AMENDED AND RESTATED SECURITY AGREEMENT, dated as of October 31, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”), among LIFETIME BRANDS, INC., a Delaware corporation (the “Borrower”), the Subsidiaries of the Borrower party thereto and HSBC BANK USA, NATIONAL ASSOCIATION, as Administrative Agent for the Lenders from time to time party to the credit agreement referred to below (in such capacity, the “Administrative Agent”).

A.    Reference is made to the Second Amended and Restated Credit Agreement, dated as of October 31, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the Lenders from time to time party thereto and the Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Security Agreement.

B.    The Grantors have entered into the Security Agreement in order to induce the Lenders to make Loans and otherwise extend credit on behalf of the Borrower. Section 21 of the Security Agreement provides that additional Subsidiaries of the Borrower may become Grantors under the Security Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Grantor under the Security Agreement in order to induce the Lenders to make additional Loans and extensions of credit and as consideration for Loans and extensions of credit previously made.

Accordingly, the Administrative Agent and the New Grantor agree as follows:

Section 1. In accordance with Section 21 of the Security Agreement, the New Grantor by its signature below becomes a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the Security Agreement applicable to it as a Grantor thereunder. In furtherance of the foregoing, the New Grantor, as security for the payment and performance in full of the Obligations, does hereby create and grant to the Administrative Agent for the ratable benefit of the Lenders a security interest in and lien on all of the New Grantor’s right, title and interest in and to the Collateral (as defined in the Security Agreement) of the New Grantor. Each reference to a “Grantor” in the Security Agreement shall be deemed to include the New Grantor. The Security Agreement is hereby incorporated herein by reference.

Section 2. The New Grantor represents and warrants to the Administrative Agent that (a) this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, (b) set forth on the Schedule attached hereto is a true and complete schedule of all of the information that would have been required to have been delivered by or on behalf of the New

Grantor pursuant to the Security Agreement, the Schedules thereto and the Perfection Certificate if the New Grantor had been originally named in the Security Agreement and (c) the representations and warranties made by it as a Grantor under the Security Agreement are true and correct on and as of the date hereof based upon the applicable information referred to in clause (b) of this Section.

Section 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one contract. This Supplement shall become effective when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Grantor and the Administrative Agent. Delivery of an executed counterpart of this Supplement by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Supplement.

Section 4. Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

Section 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Security Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision hereof in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 7. All communications and notices hereunder shall be in writing and given as provided in Section 13 of the Security Agreement. All communications and notices hereunder to the New Grantor shall be given to it at the address set forth in the Schedule hereto.

Section 8. The New Grantor agrees to reimburse the Secured Parties for their reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, disbursements and other charges of counsel for the Administrative Agent.

IN WITNESS WHEREOF, the New Grantor and the Administrative Agent have duly executed this Supplement to the Security Agreement as of the day and year first above written.

[Name of New Grantor]

By:__________________________

Name:__________________________

Title:__________________________

HSBC BANK USA, NATIONAL ASSOCIATION, as Administrative Agent

By:__________________________

Name:__________________________

Title:__________________________

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SCHEDULE TO THE SUPPLEMENT